EXHIBIT 99.4

AMENDED ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004

Financial Highlights

For the Years Ended December 31,
(In millions except per share figures)	2004	2003	2002

Revenue	$12,159	$11,544	$10,388
Income Before Income Taxes and Minority Interest	$ 450	$ 2,335	$ 2,133
Net Income	$ 176	$ 1,540	$ 1,365
Stockholders' Equity	$ 5,056	$ 5,451	$ 5,018

Diluted Net Income Per Share	$ .33	$ 2.81	$ 2.45

Dividends Paid Per Share	$ 1.30	$ 1.18	$ 1.09

Year-end Stock Price	$ 32.90	$ 47.89	$ 46.21

Marsh & McLennan Companies, Inc. and Subsidiaries
Consolidated Statements of Income

For the Years Ended December 31,
(In millions except per share figures)	2004	2003	2002

Revenue:
Service revenue	$ 11,959	$ 11,444	$ 10,321
Investment income (loss)	200	100	67

Operating revenue	12,159	11,544	10,388

Expense:
Compensation and benefits	6,714	5,926	5,199
Other operating expenses	3,828	3,112	2,915
Regulatory and other settlements	969	10	--

Operating expenses	11,511	9,048	8,114

Operating income	648	2,496	2,274
Interest income	21	24	19
Interest expense	(219)	(185)	(160)

Income before income taxes and minority interest	450	2,335	2,133
Income taxes	259	770	747
Minority interest, net of tax	15	25	21

Net income	$ 176	$ 1,540	$ 1,365

Basic net income per share	$ .33	$ 2.89	$ 2.52

Diluted net income per share	$ .33	$ 2.81	$ 2.45

Average number of shares outstanding-Basic	526	533	541

Average number of shares outstanding-Diluted	535	548	557

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries
Consolidated Balance Sheets

December 31,
(In millions of dollars)	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$ 1,396	$ 665

Receivables
Commissions and fees	2,507	2,388
Advanced premiums and claims	102	89
Other	424	342

	3,033	2,819
Less - allowance for doubtful accounts and cancellations	(143)	(116)

Net receivables	2,890	2,703
Other current assets	601	480

Total current assets	4,887	3,848
Goodwill and intangible assets	8,139	5,797
Fixed assets, net	1,387	1,389
Long-term investments	558	648
Prepaid pension	1,394	1,199
Other assets	1,972	2,172

	$ 18,337	$ 15,053

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$ 636	$ 447
Accounts payable and accrued liabilities	1,834	1,501
Regulatory settlements - current portion	394	10
Accrued compensation and employee benefits	1,591	1,263
Accrued income taxes	280	272
Dividends payable	--	166

Total current liabilities	4,735	3,659

Fiduciary liabilities	4,136	4,228
Less - cash and investments held in a fiduciary capacity	(4,136)	(4,228)

	--	--
Long-term debt	4,691	2,910
Regulatory settlements	595	--
Pension, postretirement and postemployment benefits	1,333	997
Other liabilities	1,927	2,036

Commitments and contingencies

Stockholders' equity:
Preferred stock, $1 par value, authorized 6,000,000 shares, none issued	--	--
Common stock, $1 par value, authorized 1,600,000,000 shares,
issued 560,641,640 shares in 2004 and 2003	561	561
Additional paid-in capital	1,316	1,301
Retained earnings	5,044	5,386
Accumulated other comprehensive loss	(370)	(279)

	6,551	6,969
Less - treasury shares at cost, 33,831,782 shares in 2004
and 33,905,497 shares in 2003	(1,495)	(1,518)

Total stockholders' equity	5,056	5,451

	$ 18,337	$ 15,053

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

For the Years Ended December 31,
(In millions of dollars)	2004	2003	2002

Operating cash flows:
Net income	$ 176	$ 1,540	$ 1,365
Adjustments to reconcile net income to cash generated
from operations:
Depreciation of fixed assets and capitalized software	392	349	324
Amortization of intangible assets	64	42	35
Provision (benefit) for deferred income taxes	(71)	90	176
(Gains) losses on investments	(200)	(100)	(67)
Changes in assets and liabilities:
Net receivables	(107)	(199)	215
Other current assets	60	(34)	(15)
Other assets	93	(289)	(318)
Accounts payable and accrued liabilities	858	23	135
Accrued compensation and employee benefits	328	125	4
Accrued income taxes	(39))	85	(445)
Other liabilities	446	135	(123)
Effect of exchange rate changes	69	100	51

Net cash generated from operations	2,069	1,867	1,337

Financing cash flows:
Net decrease in commercial paper	(311)	(817)	(484)
Proceeds from issuance of debt	4,265	800	791
Other repayments of debt	(2,003)	(55)	(25)
Purchase of treasury shares	(536)	(1,195)	(1,184)
Issuance of common stock	456	573	490
Dividends paid	(681)	(631)	(593)

Net cash provided by (used for) financing activities	1,190	(1,325)	(1,005)

Investing cash flows:
Additions to fixed assets and capitalized software	(376)	(436)	(423)
Proceeds from sales related to fixed assets	23	8	18
Acquisitions	(2,364)	(178)	(92)
Other, net	161	136	167

Net cash used for investing activities	(2,556)	(470)	(330)

Effect of exchange rate changes on cash and cash equivalents	28	47	7

Increase in cash and cash equivalents	731	119	9
Cash and cash equivalents at beginning of year	665	546	537

Cash and cash equivalents at end of year	$ 1,396	$ 665	$ 546

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity and Comprehensive Income

For the Years Ended December 31,
(In millions of dollars, except per share figures)	2004	2003	2002

COMMON STOCK
Balance, beginning of year	$ 561	$ 561	$ 561
Issuance of shares under stock compensation plans and
employee stock purchase plans	--	--	--

Balance, end of year	$ 561	$ 561	$ 561

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year	$ 1,301	$ 1,426	$ 1,620
Acquisitions	1	2	--
Issuance of shares under stock compensation plans and
employee stock purchase plans and related tax benefits	14	(127)	(194)

Balance, end of year	$ 1,316	$ 1,301	$ 1,426

RETAINED EARNINGS
Balance, beginning of year	$ 5,386	$ 4,490	$ 3,723
Net income (a)	176	1,540	1,365
Dividends declared-(per share amounts:
$.99 in 2004, $1.21 in 2003 and $1.11 in 2002)	(518)	(644)	(598)

Balance, end of year	$ 5,044	$ 5,386	$ 4,490

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year	$ (279)	$ (452)	$ (227)
Foreign currency translation adjustments (b)	234	302	131
Unrealized investment holding (losses) gains,
net of reclassification adjustments (c)	(58)	76	(106)
Minimum pension liability adjustment (d)	(266)	(201)	(257)
Net deferred (loss) gain on cash flow hedges (e)	(1)	(4)	7

Balance, end of year	$ (370)	$ (279)	$ (452)

TREASURY SHARES
Balance, beginning of year	$(1,518)	$(1,007)	$ (504)
Purchase of treasury shares	(524)	(1,209)	(1,184)
Acquisitions	7	16	10
Issuance of shares under stock compensation plans and
employee stock purchase plans	540	682	671

Balance, end of year	$(1,495)	$(1,518)	$(1,007)

TOTAL STOCKHOLDERS' EQUITY	$ 5,056	$ 5,451	$ 5,018

TOTAL COMPREHENSIVE INCOME (a+b+c+d+e)	$ 85	$ 1,713	$ 1,140

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Nature of Operations: Marsh & McLennan Companies, Inc. (“MMC”), a professional services firm, is organized based on the different services that it offers. Effective January 1, 2005, MMC established a new reportable segment, risk consulting and technology, consisting of Kroll, Inc., which was acquired by MMC in July 2004, and portions of the risk consulting business previously managed by Marsh. Under this organizational structure, MMC now operates in four principal business segments: risk and insurance services, risk consulting and technology, consulting and investment management. Also, effective January 1, 2005, Putnam’s defined contribution administration business was transferred from Putnam (Investment Management) to Mercer Human Resource Consulting (Consulting). The segment data and related disclosures throughout the Notes to MMC’s consolidated financial statements have been amended to reflect these organizational changes.

The risk and insurance services segment provides risk management and insurance broking, reinsurance broking and insurance program management services for businesses, public entities, insurance companies, associations, professional services organizations, and private clients. It also provides services principally in connection with originating, structuring and managing investments, primarily in the insurance and financial services industries and, as discussed in Part I, item 1 of its Form 10-K attached as Exhibit 99.1 to MMC’s Current Report on Form 8-K dated June 28, 2005, it does not expect to continue in this business.

The risk consulting and technology segment provides various risk consulting and related risk mitigation services to corporate, government, institutional and individual clients. These risk consulting services fall into three main business groups: corporate advisory and restructuring services; consulting services; and technology services.

The consulting segment provides advice and services to the managements of organizations in the areas of Human Resources consulting, comprising retirement and investment consulting, HR services and investments, health and benefits and human capital; and Specialty Consulting comprising management consulting, organization change, and economic consulting.

The investment management segment primarily provides securities investment advisory and management services and administrative services for a group of publicly held investment companies and institutional accounts.

Principles of Consolidation: The accompanying consolidated financial statements include all wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Fiduciary Assets and Liabilities: In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters. MMC also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in service revenue, amounted to $130 million in 2004, $114 million in 2003, and $118 million in 2002. Since fiduciary assets are not available for corporate use, they are shown in the balance sheet as an offset to fiduciary liabilities.

Net uncollected premiums and claims and the related payables were $11.2 billion and $11.5 billion at December 31, 2004 and 2003, respectively. MMC is not a principal to the contracts under which the right to receive premiums or the right to receive reimbursement of insured losses arises. Net uncollected premiums and claims and the related payables are, therefore, not assets and liabilities of MMC and are not included in the accompanying Consolidated Balance Sheets.

In certain instances, MMC advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying Consolidated Balance Sheets as receivables.

Revenue: Risk and Insurance Services revenue includes insurance commissions, fees for services rendered, interest income on fiduciary funds and through the first three quarters of 2004, market service fees from insurers. Effective October 1, 2004 Marsh agreed to eliminate contingent compensation agreements with insurers. Revenue also includes compensation for services provided in connection with the organization, structuring and management of insurance, financial and other industry-focused investments, as well as appreciation or depreciation that has been recognized on holdings in such investments. Insurance commissions and fees for risk transfer services generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in MMC’s reinsurance and London market operations), as of the effective date or billing date, whichever is later. Commissions are net of policy cancellation reserves, which are estimated based on historic and current data on cancellations. Fees for non-risk transfer services provided to clients are recognized over the period in which the services are provided, using a proportional performance model. Fees resulting from achievement of certain performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture.

Risk Consulting and Technology compensation for the various risk consulting and related work mitigation services consist of fees paid by clients. Such fees are typically charged on an hourly, project, or fixed fee basis, and sometimes on a per service or per unit basis.

Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from standard hourly rate engagements is recognized as hours are incurred and revenue from standard daily rate arrangements is recognized at amounts represented by the agreed-upon billing amounts as incurred. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. Revenue provided from credit services is recognized when the information is delivered to the customer, either electronically or by other means. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations. Software revenue is recognized when shipped, with the exception of royalty-based products, for which revenue is recognized as applicable royalty reports are received. Software revenue is stated net of estimated customer returns and allowances. Kroll recognized contingent fees as earned, i.e., upon satisfaction of all conditions to their payment.

Consulting revenue includes fees paid by clients for advice and services and commissions from insurance companies for the placement of individual and group contracts. Fee revenue for engagements where Mercer is remunerated based on time plus out-of-pocket expenses is recognized based on the amount of time consulting professionals expend on the engagement.

For fixed fee engagements, revenue is recognized using a proportional performance model. Insurance commissions are recorded as of the effective date of the applicable policies.

Investment Management revenue is derived primarily from investment management fees and 12b-1 fees. Investment management fees are recognized as services are provided. Mutual fund distribution fees are recognized over the period in which the fees can be charged to the related funds, or when a contingent deferred sales charge is triggered by a redemption. Such fees are based on the net assets of the funds and are collected directly from the applicable funds. Sales of mutual fund shares are recorded on a settlement date basis and commissions thereon are recorded on a trade date basis. Fees resulting from achievement of specified performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture.

Cash and Cash Equivalents: Cash and cash equivalents primarily consist of certificates of deposit and time deposits, generally with original maturities of three months or less.

Fixed Assets: Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.

Depreciation of buildings, building improvements, furniture, and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less. MMC periodically reviews long-lived assets for impairment whenever events or changes indicate that the carrying value of assets may not be recoverable.

The components of fixed assets are as follows:

December 31,
(In millions of dollars)	2004	2003

Furniture and equipment	$ 1,676	$ 1,510
Land and buildings	458	445
Leasehold and building improvements	914	882

	3,048	2,837
Less-accumulated depreciation and amortization	(1,661)	(1,448)

	$ 1,387	$ 1,389

Investment Securities: MMC holds investments in both public and private companies, as well as certain private equity funds (managed by MMC Capital and T.H. Lee) and seed shares for mutual funds. Publicly traded investments are classified as available for sale or trading securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and carried at market value. Non-publicly traded investments are carried at cost in accordance with APB Opinion No. 18 (“APB 18”). Changes in the fair value of trading securities are recorded in earnings when they occur. Changes in the fair value of available for sale securities are recorded in stockholders’ equity, net of applicable taxes, until realized. Securities classified as trading or available for sale under SFAS 115, or carried at cost under APB 18, are included in Long-term investments in the Consolidated Balance Sheets.

Certain investments, primarily investments in private equity funds, are accounted for using the equity method under APB 18. The underlying private equity funds follow investment company accounting, where securities within the fund are carried at fair value. MMC records its proportionate share of the change in fair value of the funds in earnings when they occur. Securities recorded using the equity method are included in Other assets in the Consolidated Balance Sheets.

Gains or losses recognized in earnings from the investment securities described above are included in Investment income (loss) in the Consolidated Statements of Income. Costs related to management of MMC’s investments, including incentive compensation partially derived from investment income and loss, are recorded in operating expenses.

Goodwill and Other Intangible Assets: Goodwill represents acquisition costs in excess of the fair value of net assets acquired. Goodwill is reviewed at least annually for impairment. Other intangible assets that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature.

Capitalized Software Costs: MMC capitalizes certain costs to develop, purchase, or modify software for the internal use of MMC. These costs are amortized on a straight-line basis over periods ranging from three to ten years. Costs incurred during the preliminary project stage and post implementation stage are expensed as incurred. Costs incurred during the application development stage are capitalized. Costs related to updates and enhancements are only capitalized if they will result in additional functionality. Computer software costs of $281 million and $255 million, net of accumulated amortization of $418 million and $372 million at December 31, 2004 and 2003, respectively, are included in Other assets in the Consolidated Balance Sheets.

Legal and Other Loss Contingencies: MMC and its subsidiaries are subject to various claims, lawsuits and proceedings. MMC records liabilities for contingencies including legal costs when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. Significant management judgment is required to comply with this guidance. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability. Contingent liabilities are not discounted.

Income Taxes: MMC’s tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating tax positions. Tax allowances are established when, despite the belief that the tax return positions are fully supportable, there is the potential that they may be successfully challenged. These allowances, as well as the related interest, are adjusted to reflect changing facts and circumstances.

Tax law requires items to be included in MMC’s tax returns at different times than the items are reflected in the Consolidated Statements of Income. As a result, the annual tax expense reflected in the Consolidated Statements of Income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which benefit has already been recorded in the financial statements. Valuation allowances are established for deferred tax assets when it is estimated that future taxable income will be insufficient to use a deduction or credit in that jurisdiction. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements.

U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 2004 amounted to approximately

$1.7 billion. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $190 million.

In December 2004, the FASB issued Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The American Jobs Creation Act of 2004 (the “Act”), signed into law on October 22, 2004, provides for a special one-time tax deduction, or dividend received deduction (“DRD”), of 85% of qualifying foreign earnings that are repatriated in either a company’s last tax year that began before the enactment date or the first tax year that begins during the one-year period beginning on the enactment date. FSP 109-2 provides entities additional time to assess the effect of repatriating foreign earnings under the Act for purposes of applying SFAS No. 109, “Accounting for Income Taxes,” which typically requires the effect of a new tax law to be recorded in the period of enactment. MMC will elect, if applicable, to apply the DRD to qualifying dividends of foreign earnings repatriated in its calendar year 2005.

MMC is awaiting further clarifying guidance from the U.S. Treasury Department on certain provisions of the Act. Once this guidance is received, MMC expects to complete its evaluation of the effects of the Act during 2005. Under the limitations on the amount of dividends qualifying for the DRD of the Act, the maximum repatriation of MMC’s foreign earnings that may qualify for the special one-time DRD is approximately $1.2 billion. Therefore, the range of possible amounts of qualifying dividends of foreign earnings is between zero and approximately $1.2 billion. Although the evaluation is ongoing, MMC estimates the range of income tax effects of potential repatriations to be zero to $63 million.

Prepaid Dealer Commissions: Essentially all of the mutual funds marketed by MMC's investment management segment are made available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions, initially paid by MMC to broker/dealers for distributing such funds, can be recovered through charges and fees received over a number of years. The prepaid dealer commissions are amortized on a straight-line basis over a period not to exceed six years. If early terminations result in the recognition of contingent deferred sales charges, the amortization of prepaid dealer commissions is accelerated accordingly. MMC assesses the recoverability of prepaid dealer commissions by comparing the expected future cash flows with recorded balances.

Derivative Instruments: All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

Variable Interest Entities: MMC through Putnam, manages $3.6 billion in the form of Collateralized Debt Obligations (“CDO”) and Collateralized Bond Obligations (“CBO”). Separate limited liability companies were established to issue the notes and to hold the underlying collateral, which consists of high-yield bonds and other securities. Putnam serves as the collateral manager for the CDOs and CBOs. The maximum loss exposure related to the CDOs and CBOs is limited to Putnam’s investment totaling $7.5 million, reflected in Long-term investments in the Consolidated Balance Sheets at December 31, 2004. MMC has concluded it is not the primary beneficiary of these structures under FIN 46 “Consolidation of Variable Interest Entities.”

Concentrations of Credit Risk: Financial instruments which potentially subject MMC to concentrations of credit risk consist primarily of cash and cash equivalents, commissions and fees receivable and insurance recoverables. MMC maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in an extensive number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are generally limited due to the large number of clients and markets in which MMC does business, as well as the dispersion across many geographic areas.

Per Share Data: Basic net income per share is calculated by dividing net income by the weighted average number of shares of MMC’s common stock outstanding. Diluted net income per share is calculated by reducing net income for the potential minority interest expense associated with unvested shares under the Putnam Equity Partnership Plan, discussed further in Note 8, and adding back dividend equivalent expense related to common stock equivalents. This result is then divided by the weighted average common shares outstanding, which have been adjusted for the dilutive effect of potentially issuable common shares. The following reconciles net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding:

For the Years Ended December 31,
(In millions)	2004	2003	2002

Net income	$ 176	$ 1,540	$ 1,365
Less: Potential minority interest expense associated
with Putnam Class B Common Shares	--	(1)	(2)
Add: Dividend equivalent expense related to
common stock equivalents	2	2	2

Net income for diluted earnings per share	$ 178	$ 1,541	$ 1,365

Basic weighted average common shares outstanding	526	533	541
Dilutive effect of potentially issuable common shares	9	15	16

Diluted weighted average common shares outstanding	535	548	557

Average stock price used to calculate common stock equivalents	$42.12	$ 46.99	$ 48.95

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

New Accounting Pronouncements: In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Act”) introduced a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree health care benefit plans. In January 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”. As allowed by this FSP, the Company elected to defer accounting for the effects of the Act. In May 2004, the FASB issued FSP No. 106-2 to address the accounting and disclosure requirements related to the Act. The FSP was effective for the Company beginning with its third quarter ended September 30, 2004. The effect of the Act on the Company’s financial statements was not significant.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits – an Amendment of FASB Statements Nos. 87, 88, and 106”. Additional disclosure requirements were added to include information describing the types of plan assets, investment strategy, measurement dates, plan obligations and cash flows. See Note 7 to the Consolidated Financial Statements and the Retirement Benefits section of Management’s Discussion and Analysis for the related pension and postretirement benefit disclosures.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share based Payments” (SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize compensation for share based payments at fair value. The effects of adoption of SFAS No. 123R are disclosed in the proforma information in Note 8 to the Consolidated Financial Statements.

Reclassifications: Certain reclassifications have been made to the prior year amounts to conform with current year presentation.

2. Supplemental Disclosures

The following schedule provides additional information concerning acquisitions, interest and income taxes paid:

For the Years Ended December 31,
(In millions of dollars)	2004	2003	2002

Purchase acquisitions:
Assets acquired, excluding cash	$ 2,353	$ 408	$ 99
Liabilities assumed	(17)	(9)	(2)
Issuance of debt and other obligations	(33)	(115)	(5)
Deferred purchase consideration	61	--	--
Shares issuable	--	(106)	--

Net cash outflow for acquisitions	$ 2,364	$ 178	$ 92

Interest paid	$ 198	$ 172	$ 154
Income taxes paid	$ 383	$ 542	$ 931

An analysis of the allowance for doubtful accounts for the three years ended December 31, follows:

(In millions of dollars)	2004	2003	2002

Balance at beginning of year	$ 116	$ 124	$ 139
Provision charged to operations	30	18	21
Accounts written-off, net of recoveries	(10)	(36)	(44)
Effect of exchange rate changes	7	10	8

Balance at end of year	$ 143	$ 116	$ 124

3.	Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) are as follows:

For the Years Ended December 31,
(In millions of dollars)	2004	2003	2002

Foreign currency translation adjustments	$ 234	$ 302	$ 131
Unrealized investment holding gains (losses), net of income tax liability
(benefit) of $3, $54 and $(35) in 2004, 2003 and 2002, respectively	8	98	(70)
Less: Reclassification adjustment for realized gains included in net income, net of income tax liability of $36, $12 and $21
in 2004, 2003 and 2002, respectively	(66)	(22)	(36)
Minimum pension liability adjustment, net of income tax benefit of $123 in 2004,
$77 in 2003 and $110 in 2002	(266)	(201)	(257)
Deferred (loss) gain on cash flow hedges, net of income tax (benefit)
liability of $(1), $(2) and $3 in 2004, 2003 and 2002, respectively	(1)	(4)	7

	$(91)	$ 173	$(225)

The components of accumulated other comprehensive loss, net of taxes, are as follows:

December 31,
(In millions of dollars)	2004	2003

Foreign currency translation adjustments	$ 244	$ 10
Net unrealized investment gains	138	196
Minimum pension liability adjustment	(752)	(486)
Net deferred gain on cash flow hedges	--	1

	$(370)	$(279)

4. Acquisitions

In July 2004, MMC acquired Kroll Inc. (“Kroll”), the world’s leading risk mitigation services firm in an all-cash $1.9 billion transaction in which Kroll shareholders received $37 for each outstanding share of Kroll common stock owned. The acquisition of Kroll broadens and deepens the capabilities of MMC’s risk consulting and advisory businesses by adding services which clients need to reduce the impact of an adverse event. It expands MMC’s capacity in several important sectors that complement existing businesses, such as corporate restructuring, business intelligence and investigations, security services, employee screening, and electronic evidence and litigation support. The estimated fair values of assets and liabilities are recorded in the financial statements as follows: net tangible assets of $45 million, identified intangible assets of $311 million; and goodwill of $1.6 billion.

In addition, MMC acquired Synhrgy HR Technologies, a leading provider of human resource technology and outsourcing services, for a total cost of $115 million in 2004. Substantially all employees of Synhrgy became employees of MMC. Approximately $7 million of the purchase consideration is subject to continued employment of the selling shareholders and is being recorded as compensation expense over three years. MMC also acquired the Australia and New Zealand operations of Heath Lambert for $53 million in March of 2004, Prentis Donegan for $63 million in cash in July of 2004, an additional 30% of the voting stock of PanAgora Asset Management, Inc. (bringing its total to an 80% voting majority) for $3 million in cash in July of 2004, Centerlink for $36 million in September 2004 and Corporate Systems for $72 million in cash in October 2004.

The allocation of purchase consideration resulted in acquired goodwill of $1.9 billion in 2004. Estimated fair values of assets acquired and liabilities assumed are subject to adjustment when the purchase accounting is finalized.

In April 2003, MMC acquired Oliver, Wyman & Company (“OWC”) for $265 million comprising $159 million in cash, to be paid over four years, and $106 million in MMC stock. Substantially, all former employees of OWC became employees of MMC. Approximately $35 million of the purchase consideration is subject to continued employment of the selling shareholders and is recorded as prepaid compensation. This asset is being amortized as compensation expense over four years.

During 2003, MMC also acquired several insurance and consulting businesses in transactions accounted for as purchases for a total cost of $135 million. The cost of 2003 acquisitions exceeded the fair value of assets acquired by $307 million.

5. Goodwill and Other Intangibles

MMC is required to assess goodwill and any indefinite-lived intangible assets for impairment annually or more frequently if circumstances indicate impairment may have occurred. In connection with MMC’s annual impairment tests in the third quarter of 2004, it was determined that such assets were not impaired. Due to the decline in MMC’s share price following the filing of the Civil Complaint by the Attorney General of the State of New York on October 14, 2004, MMC conducted goodwill impairment tests as of December 31, 2004 and determined that such assets were not impaired.

Changes in the carrying amount of goodwill are as follows:

(In millions of dollars)
Balance as of January 1, 2004	$5,533
Goodwill acquired	1,881
Other adjustments (primarily foreign exchange)	118

Balance as of December 31, 2004	$7,532

Goodwill allocable to each of MMC’s reporting segments is as follows: Risk and Insurance Services $4.6 billion; Risk Consulting and Technology $1.7 billion; Investment Management $122 million; and Consulting $1.1 billion.

The goodwill balance at December 31, 2004 and 2003 includes approximately $119 million and $121 million, respectively, of equity method goodwill.

Amortized intangible assets consist of the cost of client lists, client relationships and trade names acquired, and the rights to future revenue streams from certain existing private equity funds. MMC has no intangible assets with indefinite lives. The gross cost and accumulated amortization by major intangible asset class is as follows:

	2004			2003
December 31, (In millions of dollars)	Gross Cost	Accumulated Amortization	Net Carrying Amount	Gross Cost	Accumulated Amortization	Net Carrying Amount

Customer and marketing related	$630	$122	$508	$222	$74	$148
Future revenue streams related to	198	108	90	199	92	107
existing private equity funds

Total amortized intangibles	$828	$230	$598	$421	$166	$255

Aggregate amortization expense for the years ended December 31, 2004 and 2003, was $64 million and $42 million, respectively, and the estimated future aggregate amortization expense is as follows:

For the Years Ending December 31, (In millions of dollars)	Estimated Expense

2005	$109
2006	$ 88
2007	$ 82
2008	$ 78
2009	$ 67

6. Income Taxes

Income before income taxes and minority interest shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

For the Years Ended December 31,
(In millions of dollars)	2004	2003	2002

Income before income taxes and minority interest:
U.S.	$ (63)	$ 1,434	$1,346
Other	513	901	787

	$ 450	$ 2,335	$2,133

Income taxes:
Current-
U.S. Federal	$ 204	$ 433	$ 424
Other national governments	80	159	111
U.S. state and local	46	88	36

	330	680	571

Deferred-
U.S. Federal	(118)	45	17
Other national governments	67	60	130
U.S. state and local	(20)	(15)	29

	(71)	90	176

Total income taxes	$ 259	$ 770	$ 747

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

December 31,
(In millions of dollars)	2004	2003

Deferred tax assets:
Accrued expenses not currently deductible	$ 809	$502
Differences related to non-U.S. operations	251	254
Other	54	29

	$1,114	$785

Deferred tax liabilities:
Prepaid dealer commissions	$ 12	$ 22
Unrealized investment holding gains	74	107
Differences related to non-U.S. operations	123	121
Depreciation and amortization	276	83
Accrued retirement benefits	34	48
Other	21	15

	$ 540	$396

Balance sheet classifications:
Current assets	$ 282	$ 35
Other assets	$ 292	$354

A reconciliation from the U.S. Federal statutory income tax rate to MMC’s effective income tax rate is shown below. The increase in percentages in 2004 is largely due to the decline in pre-tax operating income. The increase in the effective tax rate was primarily due to the non-deductibility of Putnam’s $224 million in regulatory settlements; a lower tax benefit related to Marsh’s $850 million settlement of the NYAG Lawsuit due to partial attribution to foreign operations; and a partially offsetting benefit for foreign earnings taxed at lower rates.

For the Years Ended December 31,	2004	2003	2002

	%	%	%

U.S. Federal statutory rate	35.0	35.0	35.0
U.S. state and local income taxes-
net of U.S. Federal income tax benefit	1.7	2.0	2.0
Differences related to non-U.S. operations	(7.3)	(4.1)	(1.6)
NYAG lawsuit, including state taxes	11.5	--	--
Putnam regulatory settlements	17.4	--	--
Meals and entertainment	3.0	.5	.6
Dividends paid to employees	(3.0)	(.5)	(.6)
Other	(.7)	.1	(.4)

Effective tax rate	57.6	33.0	35.0

MMC is routinely examined by the Internal Revenue Service (the “IRS”) and tax authorities in the United Kingdom, as well as states in which it has significant business operations, such as California, Massachusetts and New York. The tax years under examination vary by jurisdiction. The current IRS examination covers 2000-2002. MMC regularly considers the likelihood of assessments in each of the taxing jurisdictions resulting from examinations. MMC has established tax allowances which it believes are adequate in relation to the potential assessments. The resolution of tax matters should not have a material effect on the consolidated financial condition of MMC, although a resolution could have a material impact on MMC’s net income or cash flows for a particular future period and on its effective tax rate.

7. Retirement Benefits

MMC maintains qualified and non-qualified defined benefit pension plans for its U.S. and non-U.S. eligible employees. MMC’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in the U.S. and international law.

The weighted average actuarial assumptions utilized for the U.S. and significant non-U.S. defined benefit plans as of the end of the year are as follows:

	Pension Benefits		Postretirement Benefits
	2004	2003	2004	2003

Weighted average assumptions:
Discount rate (for expense)	5.8%	6.1%	6.3%	6.6%
Expected return on plan assets	8.4%	8.5%	-	-
Rate of compensation increase (for expense)	3.7%	3.8%	-	-
Discount rate (for benefit obligation)	5.5%	5.8%	5.9%	6.3%
Rate of compensation increase (for benefit obligation)	3.6%	3.7%	-	-

The long-term rate of return assumption is selected for each plan based on the facts and circumstances that exist as of the measurement date, and the specific portfolio mix of each plan’s assets. MMC utilizes a model developed by its actuaries to assist in the setting of this assumption. The model takes into account several factors including: actual and target portfolio allocation; investment, administrative and trading expenses incurred directly by the plan trust; historical portfolio performance; relevant forward-looking economic analysis; and expected returns, variances, and correlations for different asset classes. All returns utilized and produced by the model are geometric averages. These measures are used to determine probabilities using standard statistical techniques to calculate a range of expected returns on the portfolio. MMC generally does not adjust the rate of return assumption from year to year if, at the measurement date, it is within the best estimate range, defined as between the 25th and 75th percentile of the expected long-term annual returns in accordance with the “American Academy of Actuaries Pension Practice Council Note May 2001 Selecting and Documenting Investment Return Assumptions” and consistent with Actuarial Standards of Practice No. 27. The historical five and ten-year average asset returns of each plan are also reviewed to ensure they are consistent and reasonable compared with the best estimate range. The expected return on plan assets is determined by applying the assumed long-term rate of return to the market-related value of plan assets as defined by SFAS No. 87. This market-related value recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future market-related value of the assets will be impacted as previously deferred gains or losses are recorded.

The target asset allocation for the U.S. plans is 70% equities and 30% bonds, and for the U.K. plans, which comprise approximately 85% of non-U.S. plan assets, is 58% equities and 42% fixed income. As of the measurement date, the actual allocation of assets for the U.S. plan was 72% to equities and 28% to fixed income, and for the U.K. plans was 58% to equities and 42% to fixed income. Actual portfolio allocations in 2004 approximated the target allocations. The assets of the company’s defined benefit plans are well-diversified and are managed in accordance with applicable laws and with the goal of maximizing the plans’ real return within acceptable risk parameters. MMC uses threshold based portfolio rebalancing to ensure the actual portfolio remains consistent with target allocations.

The discount rate selected for each U.S. plan is based on a model bond portfolio with durations that match the expected payment patterns of the plan. Discount rates for non-U.S. plans are based on appropriate bond indices such as the IBoxx £ Corporates 15-year index in the U.K. Projected compensation increases reflect current expectations as to future levels of inflation.

The components of the net periodic benefit cost (income) for combined U.S. and significant non-U.S. defined benefit and other postretirement plans are as follows:

For the Years Ended December 31,	Pension Benefits			Postretirement Benefits
(In millions of dollars)	2004	2003	2002	2004	2003	2002

Service cost	$ 235	$ 192	$ 171	$ 11	$ 9	$ 7
Interest cost	424	365	337	20	20	19
Expected return on plan assets	(619)	(546)	(519)	--	--	--
Amortization of prior service credit	(38)	(38)	(17)	(2)	(2)	(2)
Amortization of transition asset	(4)	(4)	(5)	--	--	--
Recognized actuarial loss	90	26	11	3	5	3

Net Periodic Benefit Cost (Income)	$ 88	$ (5)	$(22)	$ 32	$ 32	$ 27

The following schedules provide information concerning MMC’s U.S. defined benefit pension plans and postretirement benefit plans:

December 31,	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2004	2003	2004	2003

Change in benefit obligation:
Benefit obligation at beginning of year	$ 2,563	$ 2,309	$ 290	$ 250
Service cost	82	68	10	8
Interest cost	166	155	17	17
Actuarial loss	351	139	3	23
Benefits paid	(114)	(108)	(11)	(8)

Benefit obligation at end of year	$ 3,048	$ 2,563	$ 309	$ 290

Change in plan assets:
Fair value of plan assets at beginning of year	$ 2,419	$ 2,045	$ --	$ --
Actual return on plan assets	299	461	--	--
Employer contributions	47	21	11	8
Benefits paid	(114)	(108)	(11)	(8)

Fair value of plan assets at end of year	$ 2,651	$ 2,419	$ --	$ --

Funded status	$ (397)	$ (144)	$(309)	$(290)
Unrecognized net actuarial loss	911	674	66	65
Unrecognized prior service credit	(184)	(222)	(5)	(7)
Unrecognized transition asset	--	(5)	--	--

Net asset (liability) recognized	$ 330	$ 303	$(248)	$(232)

Amounts recognized in the Consolidated Balance Sheets
consist of:
Prepaid benefit cost	$ 580	$ 538	$ --	$ --
Accrued benefit liability	(322)	(270)	(248)	(232)
Accumulated other comprehensive loss	72	35	--	--

Net asset (liability) recognized	$ 330	$ 303	$(248)	$(232)

Accumulated benefit obligation at December 31	$ 2,846	$ 2,399	$ --	$ --

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other U.S. postretirement plans as of the end of the year are as follows:

	U.S. Pension Benefits		U.S. Postretirement Benefits
	2004	2003	2004	2003

Weighted average assumptions:
Discount rate (for expense)	6.4%	6.75%	6.4%	6.75%
Expected return on plan assets	8.75%	8.75%	-	-
Rate of compensation increase (for expense)	3.15%	3.5%	-	-
Discount rate (for benefit obligation)	6.0%	6.4%	6.0%	6.4%
Rate of compensation increase (for benefit obligation)	2.85%	3.15%	-	-

The U.S. defined benefit pension plans do not have any direct or indirect ownership of MMC stock. Plan assets of approximately $1.9 billion and $1.8 billion at December 31, 2004 and 2003, respectively, were managed by Putnam, which includes both separately managed and publicly available investment funds.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were $340 million, $315 million and $0, respectively, as of December 31, 2004 and $290 million, $266 million and $0, respectively, as of December 31, 2003.

The components of the net periodic benefit cost (income) for the U.S. defined benefit and other postretirement benefit plans are as follows:

For the Years Ended December 31,	U.S. Pension Benefits			U.S. Postretirement Benefits
(In millions of dollars)	2004	2003	2002	2004	2003	2002

Service cost	$ 81	$ 68	$ 67	$ 10	$ 8	$ 6
Interest cost	166	155	160	17	17	16
Expected return on plan assets	(231)	(229)	(241)	--	--	--
Amortization of prior service credit	(38)	(38)	(17)	(2)	(2)	(2)
Amortization of transition asset	(4)	(4)	(5)	--	--	--
Recognized actuarial loss	46	18	9	3	5	3

Net Periodic Benefit Cost (Income)	$ 20	$(30)	$(27)	$ 28	$ 28	$ 23

The assumed health care cost trend rate was approximately 12% in 2004 gradually declining to 5% in the year 2019. Assumed health care cost trend rates have a significant effect on the amounts reported for the U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease

Effect on total of service and interest cost components	$ 4	$ (3)
Effect on postretirement benefit obligation	$43	$(35)

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Act”) became law. The net periodic benefit cost shown above includes the subsidy which did not have a material impact.

The following schedules provide information concerning MMC’s significant non-U.S. defined benefit pension plans and non-U.S. postretirement benefit plans:

December 31,	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
(In millions of dollars)	2004	2003	2004	2003

Change in benefit obligation:
Benefit obligation at beginning of year	$ 4,666	$ 3,660	$ 55	$ 52
Service cost	154	124	1	1
Interest cost	258	210	3	3
Employee contributions	36	27	--	--
Actuarial loss (gain)	591	325	1	(2)
Effect of settlement	(11)	(4)	--	--
Special termination benefits	6	4	--	--
Benefits paid	(162)	(141)	(3)	(2)
Foreign currency changes	429	466	5	6
Plan amendments	(31)	(1)	--	(3)

Effect of spinoff	--	(4)	--	--

Benefit obligation at end of year	$ 5,936	$ 4,666	$ 62	$ 55

Change in plan assets:
Fair value of plan assets at beginning of year	$ 3,934	$ 2,918	$ --	$ --
Actual return on plan assets	427	380	--	--
Effect of settlement	(11)	(4)	--	--
Company contributions	239	366	3	2
Employee contributions	36	27	--	--
Benefits paid	(162)	(141)	(3)	(2)
Foreign currency changes	352	388	--	--

Fair value of plan assets at end of year	$ 4,815	$ 3,934	$ --	$ --

Funded status	$(1,121)	$ (732)	$(62)	$(55)
Unrecognized net actuarial loss	2,322	1,655	9	8
Unrecognized prior service cost	(20)	10	(3)	(3)

Net asset (liability) recognized	$ 1,181	$ 933	$(56)	$(50)

Amounts recognized in the Balance Sheet consist of:
Prepaid benefit cost	$ 800	$ 645	$ --	$ --
Accrued benefit liability	(631)	(374)	(56)	(50)
Intangible asset	9	8	--	--
Accumulated other comprehensive loss	1,003	654	--	--

Net asset (liability) recognized	$ 1,181	$ 933	$(56)	$(50)

Accumulated benefit obligation at December 31	$ 5,261	$ 4,126	$ --	$ --

Weighted average assumptions:
Discount rate (for expense)	5.4%	5.7%	5.7%	5.9%
Expected return on plan assets	8.2%	8.3%	--	--
Rate of compensation increase (for expense)	4.0%	4.0%	--	--
Discount rate (for benefit obligation)	5.3%	5.4%	5.6%	5.7%
Rate of compensation increase (for benefit obligation)	4.0%	4.0%	--	--

The benefit obligation, accumulated benefit obligation, and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $3.4 billion, $3.1 billion and $2.5 billion, respectively, as of December 31, 2004 and $2.6 billion, $2.4 billion and $2 billion, respectively, as of December 31, 2003.

The non-U.S. defined benefit plans do not have any direct or indirect ownership of MMC stock.

The components of the net periodic benefit cost for the non-U.S. defined benefit and other postretirement benefit plans and the curtailment, settlement and termination expenses under SFAS 88 are as follows:

For the Years Ended December 31,	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
(In millions of dollars)	2004	2003	2002	2004	2003	2002

Service cost	$ 154	$ 124	$ 104	$1	$1	$1
Interest cost	258	210	177	3	3	3
Expected return on plan assets	(388)	(317)	(278)	--	--	--
Recognized actuarial loss	44	8	2	--	--	--

Net periodic benefit cost	$ 68	$ 25	$ 5	$4	$4	$4

Curtailment gain	--	--	(1)	--	--	--
Settlement loss	3	--	1	--	--	--
Special termination benefits	6	4	1	--	--	--

Total expense	$ 77	$ 29	$ 6	$4	$4	$4

The assumed health care cost trend rate was approximately 6.6% in 2004, gradually declining to 4.3% in the year 2012. Assumed health care cost trend rates have a significant effect on the amounts reported for the non-U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease

Effect on total of service and interest cost components	$1	$(1)
Effect on postretirement benefit obligation	$9	$(7)

MMC’s estimated future benefit payments for its pension and postretirement benefits at December 31, 2004 were as follows:

December 31,	Pension Benefits			Postretirement Benefits
(In millions of dollars)	U.S.	Non-U.	S.	U.S.	Non-U.	S.

2005	$ 128	$ 163		$ 14	$ 3
2006	136	174		14	3
2007	144	183		15	4
2008	154	207		16	4
2009	164	227		18	4
2010-2014	$1,005	$1,355		$105	$21

Contribution Plans:MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP") and the Putnam Investments, LLC Profit Sharing Retirement Plan (the "Putnam Plan"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, MMC matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of MMC subject to IRS limitations. The SIP is an Employee Stock Ownership Plan under U.S. tax law and plan assets of approximately $715 million at December 31, 2004 and $1.3 billion at December 31, 2003 were invested in MMC stock. Effective October 25, 2004, all participants became eligible to direct their Company matching contributions and all of their employee contribution account balances to any of the available investment options. If a participant does not choose an investment direction for his or her future Company matching contributions, they are automatically invested in the Putnam Fixed Income Fund. SIP plan assets of approximately $973 million and $938 million at December 31, 2004 and 2003, respectively, were managed by Putnam. The cost of these defined contribution plans was $97 million, $97 million and $92 million for 2004, 2003 and 2002, respectively.

8. Stock Benefit Plans

MMC has stock-based benefit plans under which employees are awarded grants of restricted stock, stock options or other forms of awards. As provided under SFAS No. 123, "Accounting for Stock-Based Compensation" (“SFAS 123”), MMC has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has provided the required additional pro forma disclosures.

MMC Incentive and Stock Award Plans: In 2000, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan (the "2000 Employee Plan") and the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the "2000 Executive Plan") were adopted. The types of awards permitted under these plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received, and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2000 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 80,000,000 shares of common stock may be made over the life of the 2000 Employee Plan plus shares remaining unused under pre-existing employee stock plans. Awards relating to not more than 8,000,000 shares of common stock may be made over the life of the 2000 Executive Plan plus shares remaining unused under pre-existing executive stock plans. There were 41,468,548, 46,748,574 and 65,049,280 shares available for awards under the 2000 Plans and prior plans at December 31, 2004, 2003 and 2002, respectively.

Stock Options: Options granted under the 2000 Plans may be designated as incentive stock options or as non-qualified stock options. The Compensation Committee determines the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid, and the form of such payment. Except under certain limited circumstances, no stock option may be granted with an exercise price of less than the fair market value of the stock at the time the stock option is granted.

Stock option transactions under the 2000 Plans and prior plans are as follows:

	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Balance at beginning of period	89,315,072	$ 42.30	82,130,854	$ 40.74	70,067,916	$ 34.58
Granted	9,270,590	$ 45.90	17,188,980	$ 43.11	21,006,580	$ 55.78
Exercised	(4,532,653)	$ 24.35	(6,947,666)	$ 22.71	(7,216,142)	$ 23.16
Forfeited	(7,842,322)	$ 46.81	(3,057,096)	$ 49.50	(1,727,500)	$ 47.51

Balance at end of period	86,210,687	$ 43.22	89,315,072	$ 42.30	82,130,854	$ 40.74

Options exercisable at year-end	56,187,738	$ 40.91	49,358,186	$ 37.46	42,009,798	$ 31.49

The following table summarizes information about stock options at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at 12/31/04	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable at 12/31/04	Weighted Average Exercise Price

$13.08 - $25.35	6,414,762	1.6 years	$ 18.18	6,414,762	$ 18.18
$25.36 - $37.30	6,683,711	3.2 years	$ 30.10	6,573,711	$ 30.14
$37.31 - $51.94	56,117,734	6.5 years	$ 43.77	33,993,577	$ 43.20
$51.95 - $62.33	16,994,480	7.0 years	$ 55.99	9,205,688	$ 56.00

$13.08 - $62.33	86,210,687	5.9 years	$ 43.22	56,187,738	$ 40.91

Restricted Stock: Restricted shares of MMC's common stock may be awarded and are subject to restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant receives the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions is forfeited upon termination of employment.

There were 1,030,541, 603,200 and 249,421 restricted shares granted in 2004, 2003 and 2002, respectively. The fair value of the awards granted was $48 million in 2004, $19 million in 2003 and $13 million in 2002, related to these shares. Shares that have been granted generally become unrestricted at the earlier of: (1) January 1 of the eleventh year following the grant or (2) the later of the recipient's normal or actual retirement date. Some restricted shares granted in 2004 cliff vest in seven years.

Restricted Stock Units: Restricted stock units may be awarded under the plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited.

There were 592,786, 1,039,608 and 760,749 restricted stock units awarded during 2004, 2003 and 2002, respectively. The total value of the restricted stock units at the time of the awards was $26 million, $44 million and $40 million in 2004, 2003 and 2002, respectively. The cost of the awards is amortized over the vesting period, which is generally three years.

Deferred Stock Units: Deferred stock units may be awarded under the plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited.

There were, 3,853,020, 2,325,802 and 1,669,680 deferred stock units awarded during 2004, 2003 and 2002, respectively. The total value of the deferred stock unit awards was $170 million, $100 million and $85 million in 2004, 2003 and 2002, respectively. The cost of the awards is amortized over the vesting period, which is generally three years.

Putnam Investments Equity Partnership Plan: In 1997, Putnam adopted the Putnam Investments Equity Partnership Plan (the "Equity Plan") pursuant to which Putnam is authorized to grant or sell to certain employees of Putnam or its subsidiaries restricted shares of a new class of common shares of Putnam Investments Trust, the parent of Putnam Investments, LLC ("Class B Common Shares") and options to acquire the Class B Common Shares. Such awards or options generally vest over a four-year period. Holders of Putnam Class B Common Shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 12,000,000 shares of Class B Common Shares, which would represent approximately 12% of the outstanding shares on a fully diluted basis, as increased for certain issuances of Putnam Class A Common Stock to MMC. Through December 31, 2004, Putnam made awards pursuant to the Equity Plan of 2,021,879, 2,174,100 and 1,051,400 Class B Common Shares and shares subject to options in 2004, 2003 and 2002, respectively. These awards included 1,971,379, 21,300 and 525,700 restricted shares with a value of $66 million, $1 million and $39 million in 2004, 2003 and 2002, respectively. These awards also included 50,500, 2,152,800 and 525,700 shares subject to options in 2004, 2003 and 2002, respectively. There were 4,048,841 shares available for grant related to the Equity Plan at December 31, 2004. Outstanding shares and common stock equivalents related to Equity Plan grants at December 31, 2004 resulted in a minority interest in Putnam of approximately 3.9% on a fully diluted basis.

MMC Stock Purchase Plans: In May 1999, MMC's stockholders approved an employee stock purchase plan (the "1999 Plan") to replace the 1994 Employee Stock Purchase Plan (the “1994 Plan”) which terminated on September 30, 1999 following its fifth annual offering. Effective October 1, 2004, certain features in these plans were changed. Under these new features, shares are purchased four times during the plan year (instead of one annual purchase on the last business day of the plan year as was done previously). Also, shares of MMC common stock are purchased at a price that is 85% of the average market price on each quarterly purchase date. Previously, shares were purchased at a price based on 85% of the lower of the market price at the beginning or end of the plan year. Under the 1999 Plan, no more than 40,000,000 shares of MMC's common stock plus the remaining unissued shares in the 1994 Plan may be sold. Employees purchased 3,463,352 shares in 2004, 3,815,231 shares in 2003 and 3,744,190 shares in 2002. At December 31, 2004, 28,186,973 shares were available for issuance under the 1999 Plan. In July 2002, the MMC Board of Directors approved an additional 5,000,000 shares of common stock for issuance under the 1995 MMC Stock Purchase Plan for International Employees (the “International Plan”). With the additional shares under the International Plan, no more than 8,000,000 shares of MMC’s common stock may be sold. Employees purchased 1,167,822 shares in 2004, 1,216,359 shares in 2003 and 717,696 shares in 2002. At December 31, 2004, 1,962,887 shares were available for issuance under the International Plan.

Pro Forma Information: In accordance with the intrinsic value method allowed by APB 25, no compensation cost has been recognized in the Consolidated Statements of Income for MMC's stock option and stock purchase plans and the stock options awarded under the Putnam Investments Equity Partnership Plan. Had compensation cost for MMC's stock-based compensation plans been determined consistent with the fair value method prescribed by SFAS No. 123, MMC's net income and net income per share for 2004, 2003 and 2002 would have been reduced to the pro forma amounts indicated in the table below.

(In millions of dollars, except per share figures)	2004	2003	2002

Net Income:
As reported	$176	$1,540	$1,365
Adjustment for fair value method, net of tax	(146)	(171)	(152)

Pro forma	$30	$1,369	$1,213

Net Income Per Share:
Basic:
As reported	$0.33	$2.89	$2.52
Pro forma	$0.06	$2.57	$2.24
Diluted:
As reported	$0.33	$2.81	$2.45
Pro forma	$0.06	$2.50	$2.18

The pro forma information reflected above includes stock options issued under MMC incentive and stock award plans and the Putnam Investments Equity Partnership Plan and stock issued under MMC stock purchase plans.

The estimated fair value of options granted was calculated using the Black-Scholes option pricing valuation model. The weighted average assumptions used in the valuation models are as follows:

	Stock Options			Stock Purchase Plan*
	2004	2003	2002	2003	2002

MMC incentive and stock award plans

Dividend yield	2.3%	2.3%	2.3%	2.3%	2.3%
Expected volatility	19.6%	21.0%	33.2%	29.5%	31.4%
Risk-free interest rate	2.8%	2.75%	4.9%	1.03%	1.2%
Weighted-average fair value	$7.51	$7.45	$16.82	$12.47	$11.18
Expected life	5 years	5 years	5 years	1 year	1 year
Putnam Investments Equity Partnership Plan

Dividend yield	5.0%	5.0%	5.0%
Expected volatility	26.8%	29.4%	44.4%
Risk-free interest rate	3.45%	2.48%	4.9%
Weighted-average fair value	$4.87	$6.55	$21.63
Expected life	5 years	5 years	5 years

* As described above, changes to the Stock Purchase Plan in 2004 eliminated the “look back” feature, therefore a calculation of the fair value of that feature using the Black-Scholes model calculations is no longer required. Starting in September 2004 the costs for the Stock Purchase Plan are based on the value of the discount.

9. Long-term Commitments

MMC leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 96% of MMC's lease obligations are for the use of office space.

The Consolidated Statements of Income include net rental costs of $505 million, $469 million and $397 million for 2004, 2003 and 2002, respectively, after deducting rentals from subleases ($20 million in 2004, $21 million in 2003 and $20 million in 2002).

At December 31, 2004, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

For the Years Ended December 31, (In millions of dollars)	Gross Rental Commitments	Rentals from Subleases	Net Rental Commitments

2005	$ 531	$ 26	$ 505
2006	479	24	455
2007	425	21	404
2008	376	18	358
2009	311	17	294
Subsequent years	2,234	173	2,061

	$4,356	$ 279	$4,077

MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 2004, the aggregate fixed future minimum commitments under these agreements are as follows:

For the Years Ending December 31, (In millions of dollars)	Future Minimum Commitments

2005	$ 76
2006	51
2007	28
Subsequent years	62

$217

10. Debt

MMC’s outstanding debt is as follows:

December 31,
(In millions of dollars)	2004	2003

Short-term:
Commercial paper	$ 129	$ 440
Revolving credit facility	434	--
Bank loans	3	--
Current portion of long-term debt	70	7

	$ 636	$ 447

Long-term:
Term loan - 2 year floating rate note due 2006 (3.438% at December 31, 2004)	$1,300	$ --
Senior notes - 6.625% due 2004	--	599
Senior notes - 7.125% due 2009	399	399
Senior notes - 5.375% due 2007 (4.0% effective interest rate) (a)	514	520
Senior notes - 6.25% due 2012 (5.1% effective interest rate) (a)	266	269
Senior notes - 3.625% due 2008	249	248
Senior notes - 4.850% due 2013	249	249
Senior notes - 5.875% due 2033	295	295
Senior notes - 5.375% due 2014	646	--
Senior notes - 3 year floating rate note due 2007 (2.21% at December 31, 2004)	499	--
Mortgage - 9.8% due 2009	200	200
Notes payable - 8.62% due 2005	65	69
Notes payable - 7.68% due 2006	61	61
Other	18	8

	4,761	2,917
Less current portion	70	7

	$4,691	$2,910

(a) The effective interest rates result from unwinding fair value hedges, as discussed below.

The weighted average interest rates on MMC’s outstanding short-term debt at December 31, 2004 and 2003 are 3% and 1.1%, respectively.

At December 31, 2003, based on MMC’s intent and ability to refinance certain obligations on a long-term basis, the 6.625% Senior Note due in 2004 was classified as Long-term debt.

The matters raised in the civil NYAG Lawsuit on October 14, 2004 (described in Note 15 to the Consolidated Financial Statements) may have prohibited MMC from borrowing under its revolving credit facilities. The required lenders under each of the facilities agreed to waive the effect of such matters until December 30, 2004. During the period from October 14 to December 15, 2004, the revolving credit facilities were drawn upon to refinance approximately $1.7 billion of maturing commercial paper. On December 15, 2004, MMC completed financing with respect to a $1.3 billion Term Loan Facility and the amendment of its existing $1 billion revolving credit facility which expires in June 2007 and $700 million revolving credit facility which expires in June 2009. The Term Loan Facility will mature on December 31, 2006 and replaces revolving credit facilities of $700 million and $355 million, which were due to expire in 2005. The proceeds from the Term Loan Facility were used to pay down the outstanding balances on revolving credit facilities. The interest rates on these facilities vary based upon the level of usage of the facility and MMC’s credit ratings. Each of these facilities requires MMC to maintain certain coverage and leverage ratios on the last day of the measurement period specified in the contract and the guarantors identified in the contract must meet certain guaranty minimum coverage percentages. The amount outstanding under the revolving credit facilities at December 31, 2004 is $373 million.

Additional credit facilities, guarantees and letters of credit are maintained with various banks, primarily related to operations located outside the United States, aggregating $331 million at December 31, 2004 and $209 million at December 31, 2003. There was $61 million outstanding at December 31, 2004 and there were no outstanding amounts under these facilities at December 31, 2003.

In June 2004, MMC repaid $600 million of long-term debt that matured by issuing commercial paper.

In July 2004, MMC purchased Kroll, Inc. in an all-cash transaction totaling approximately $1.9 billion. The purchase was initially funded with commercial paper borrowings. To support these borrowings, MMC negotiated a new $1.5 billion, one-year revolving credit facility. Following the acquisition, MMC issued $650 million of 5.375% Senior Notes due 2014 and $500 million of Floating Rate Notes due 2007. The proceeds from these notes were used to repay a portion of MMC’s commercial paper borrowings. Under the terms of the agreement of the above-mentioned credit facility, the amount of the facility was reduced by the proceeds from the issuance of the Senior Notes and Floating Rate Notes of approximately $1.15 billion. The available revolving credit facility totaled $355 million after the issuance of these notes and in December 2004 was replaced by the Term Loan Facility.

In July 2003, MMC issued $300 million of 5.875% Senior Notes due 2033. In February 2003, MMC issued $250 million of 3.625% Senior Notes due 2008 and $250 million of 4.85% Senior

Notes due 2013 (the “2003 Notes”). The net proceeds from the 2003 Notes were used to pay down commercial paper borrowings.

In January 2003, MMC terminated and settled interest rate swaps that had hedged the fair value of Senior Notes issued 2002. The cumulative amount of previously recognized adjustments of the fair value of the hedged notes is being amortized over the remaining life of those notes. As a result, the effective interest rate over the remaining life of the notes, including the amortization of the fair value adjustments, is 4.0% for the Notes due 2007 and 5.1% for the Notes due 2012.

MMC has a fixed rate non-recourse mortgage note agreement due 2009 amounting to $200 million, bearing an interest rate of 9.8%, in connection with its interest in its worldwide headquarters building in New York City. In the event the mortgage is foreclosed following a default, MMC would be entitled to remain in the space and would be obligated to pay rent sufficient to cover interest on the notes or at fair market value if greater.

Scheduled repayments of long-term debt in 2005 and in the four succeeding years are $70 million, $1.36 billion, $1.0 billion, $251 million and $603 million, respectively.

11. Financial Instruments

The estimated fair value of MMC's significant financial instruments is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that MMC would realize upon disposition nor do they indicate MMC's intent or ability to dispose of the financial instrument.

	2004		2003
December 31, (In millions of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$1,396	$1,396	$ 665	$ 665
Long-term investments	$ 558	$ 558	$ 648	$ 648
Short-term debt	$ 636	$ 636	$ 447	$ 447
Long-term debt	$4,691	$4,705	$2,910	$3,069

Cash and Cash Equivalents: The estimated fair value of MMC's cash and cash equivalents approximates their carrying value.

Long-term Investments: Long-term investments primarily consist of available for sale securities recorded at quoted market prices. MMC also has certain additional long-term investments, for which there are no readily available market prices, amounting to $75 million and $100 million at December 31, 2004 and 2003, respectively, which are carried on a cost basis. MMC monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

MMC had available for sale securities and trading investments with an aggregate fair value of $483 million and $548 million at December 31, 2004 and 2003, respectively, which are carried at market value under SFAS 115. Gross unrealized gains amounting to $212 million and $304 million at December 31, 2004 and 2003, respectively, and gross unrealized losses of $2 million at December 31, 2003 have been excluded from earnings and reported, net of deferred income taxes, in accumulated other comprehensive loss which is a component of stockholders' equity.

MMC recorded net gains associated with its available for sale securities of $102 million, $34 million and $57 million, in 2004, 2003 and 2002, respectively. Proceeds from the sale of available for sale securities for the years ended December 31, 2004, 2003 and 2002 were $170 million, $94 million and $161 million, respectively. Gross realized gains on available for sale securities sold during 2004, 2003 and 2002 amounted to $107 million, $49 million and $100 million, respectively. In 2004, 2003 and 2002, MMC recorded losses of $5 million, $15 million and $43 million, respectively, related to the decline in value of certain available for sale securities that were other than temporary. The cost of securities sold is determined using the average cost method for equity securities. The gains and losses described above are included in Investment income (loss) in the Consolidated Statements of Income.

MMC also holds investments in certain private equity fund partnerships which are accounted for using the equity method. MMC’s share of gains from such investments, and from trading securities and investments held at cost, of $98 million, $66 million and $10 million in 2004, 2003 and 2002, respectively, is included in Investment income (loss) in the Consolidated Statements of Income.

A portion of insurance fiduciary funds which MMC holds to satisfy fiduciary obligations is invested in high quality debt securities which are generally held to maturity. The difference between cost and fair value of these investments is not material.

Short-term and Long-term Debt: The fair value of MMC's short-term debt, which consists primarily of commercial paper borrowings and bank loans, approximates its carrying value. The estimated fair value of MMC's long-term debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities.

12. Integration and Restructuring Costs

2004 Plan

In November 2004 MMC announced that it would undertake restructuring initiatives involving staff reductions and consolidations of facilities in response to MMC’s current situation and the realities of the marketplace (the “2004 Plan”). In connection with this plan, MMC incurred restructuring charges of $337 million in the year ended December 31, 2004. The breakdown by segment was $231 million, $62 million, and $26 million in risk and insurance services, consulting and investment management, respectively. An additional $18 million of restructuring expense was recorded in corporate. The amounts incurred and paid in 2004 and the liability as of December 31, 2004 are as follows:

(In millions of dollars)	Expense Incurred in 2004	Utilized in 2004	Remaining Liability at 12/31/04

Severance and benefits	$273	$ 48	$225
Future rent on non-cancelable leases	28	1	27
Lease termination costs	18	--	18
Other exit costs	18	10	8

	$337	$ 59	$278

Costs of approximately $7 million related to the 2004 restructuring are expected to be incurred in 2005. The expenses associated with these initiatives are included in Other operating expenses in the Consolidated Statements of Income. Liabilities associated with these initiatives are classified on the Consolidated Balance Sheets as Accounts payable, Other liabilities, or Accrued salaries, depending on the nature of the item.

MMC previously incurred integration and restructuring costs related to the acquisition of Johnson & Higgins (“J&H”) in 1997, Sedgwick in 1998 and a restructuring plan in 2001. During 2004, MMC recorded the following payments, as well as adjustments related to changes in the estimated costs of integration and restructuring plans. A payment of $3 million for costs related to the Sedgwick Plan and $4 million of the reserves were reversed by MMC and recorded as a reduction of goodwill; a payment of $2 million and a credit of $1 million for a reduction in the estimated cost of the 1999 MMC plan related to the Sedgwick acquisition; a payment of $3 million and a charge of $1 million for increased costs related to the 2001 restructuring plan; and $1 million of the reserves were reversed by MMC and recorded as a reduction of goodwill and a charge of $4 million to reflect the current estimate for required lease payments related to the

J&H acquisition. The net impact of the charges and credits to integration and restructuring reserves decreased diluted net income per share by approximately one-half of one cent for the year ended December 31, 2004.

At December 31, 2004, the remaining liability related to integration and restructuring plans is as follows: 2001 Restructuring Plan $16 million; Sedgwick acquisition – Sedgwick Plan $13 million, MMC Plan $7 million. Actions under each of the plans are complete. The remaining accruals, primarily for future rent under noncancelable leases, costs to restore leased properties to contractually agreed upon conditions, and salary continuance arrangements, are expected to be paid over several years.

13. Common Stock

In 2004, MMC repurchased shares of its common stock for treasury as well as to meet requirements for issuance of shares for its various stock compensation and benefit programs. During 2004, MMC repurchased 11.4 million shares for total consideration of $524 million, compared with 26.1 million shares for total consideration of $1.2 billion in 2003.

MMC repurchases shares subject to market conditions, including from time to time pursuant to the terms of a 10b5-1 plan. A 10b5-1 plan allows a company to purchase shares during a blackout period, provided the company communicates its share purchase instructions to the broker prior to the blackout period, pursuant to a written plan that may not be changed. Approximately 1.3 million of the shares repurchased in 2004 were made under the 10b5-1 plan.

MMC currently has no plans to repurchase its stock.

14. Stockholder Rights Plan

On September 18, 1997, MMC’s Board of Directors approved the extension of the benefits afforded by MMC’s previously existing rights plan by adopting a new stockholder rights plan, which was amended and restated as of January 20, 2000 and further amended on June 7, 2002. Under the current plan, Rights to purchase stock, at a rate of one Right for each common share held, were distributed to shareholders of record on September 29, 1997 and automatically attach to shares issued thereafter. Under the plan, the Rights generally become exercisable after a person or group (i) acquires 15% or more of MMC's outstanding common stock or (ii) commences a tender offer that would result in such a person or group owning 15% or more of MMC’s common stock. When the Rights first become exercisable, a holder will be entitled to buy from MMC a unit consisting of one six-hundredth of a share of Series A Junior Participating Preferred Stock of MMC at a purchase price of $200. If any person acquires 15% or more of MMC’s common stock or if a 15% holder acquires MMC by means of a reverse merger in which MMC and its stock survive, each Right not owned by a 15% or more shareholder would become exercisable for common stock of MMC (or in certain circumstances, other consideration) having a market value equal to twice the exercise price of the Right. The Rights expire on September 29, 2007, except as otherwise provided in the plan.

15.	Claims, Lawsuits and Other Contingencies

MMC and Marsh Inc. Related Matters

New York State Attorney General Investigation and Related Litigation and Regulatory Matters

New York State Attorney General Investigation and Lawsuit

In or about April 2004, the Office of the New York State Attorney General (“NYAG”) commenced an investigation into broker compensation arrangements generally and compensation under placement or market service agreements specifically. NYAG issued a subpoena to MMC on April 7, 2004 and followed with additional subpoenas in the summer and fall of 2004.

On October 14, 2004, NYAG filed a civil complaint in New York State court (the “NYAG Lawsuit”) against MMC and Marsh Inc. (collectively “Marsh”) asserting claims under New York law for fraudulent business practices, antitrust violations, securities fraud, unjust enrichment, and common law fraud. The complaint alleged that market service agreements between Marsh and various insurance companies (the “Agreements”), created an improper incentive for Marsh to steer business to such insurance companies and to shield them from competition. The complaint further alleged that these Agreements were not adequately disclosed to Marsh’s clients or to Marsh’s investors. In addition, the complaint alleged that Marsh engaged in bid-rigging and solicited fraudulent bids to create the appearance of competitive bidding. The complaint sought relief that included an injunction prohibiting Marsh from engaging in the alleged wrongful conduct, disgorgement of all profits related to such conduct, restitution and unspecified damages, attorneys fees, and punitive damages.

On October 21, 2004, the New York State Insurance Department (the “NYSID”) issued a citation, amended on October 24, 2004 (the “Amended Citation”), that ordered MMC and a number of its subsidiaries and affiliates that hold New York insurance licenses to appear at a hearing and show cause why regulatory action should not be taken against them. The amended citation charged the respondents with the use of fraudulent, coercive and dishonest practices; violations of Section 340 of the New York General Business Law relating to contracts or agreements for monopoly or in restraint of trade; and violations of the New York Insurance Law that resulted from unfair methods of competition and unfair or deceptive acts or practices. The Amended Citation contemplated a number of potential actions the NYSID could take, including the revocation of licenses held by the respondents.

On October 25, 2004, NYAG announced that it would not bring criminal charges against Marsh.

On January 30, 2005, Marsh entered into an agreement (the “Settlement Agreement”) with NYAG and the NYSID to settle the NYAG Lawsuit and the Amended Citation.

Pursuant to the Settlement Agreement, Marsh will establish a fund of $850 million (the “Fund”), payable over four years, for Marsh policyholder clients. A copy of the Settlement Agreement was previously disclosed as an exhibit to MMC’s Current Report on Form 8-K dated January 31, 2005. As a general matter, U.S. policyholder clients who retained Marsh to place insurance between 2001 and 2004 that resulted in Marsh receiving market service revenue will be eligible to receive a pro rata distribution. No showing of fault, harm or wrongdoing is required in order to receive a distribution. No portion of the Fund represents a fine or penalty against Marsh and no portion of the Fund will revert to Marsh. Clients who voluntarily elect to participate in the Fund will tender a release relating to the matters alleged in the NYAG Lawsuit or the Amended Citation, except for claims which are based upon, arise out of or relate to the purchase or sale of Marsh securities. The Settlement Agreement further provides that Marsh will not seek or accept indemnification pursuant to any insurance policy for amounts payable pursuant to the Settlement Agreement.

In 2004, MMC recorded a charge of $850 million for the amount to be paid into the Fund in accordance with the Settlement Agreement. In addition, in the fourth quarter of 2004 and the first quarter of 2005, MMC recorded charges totaling $16 million for the expected cost to calculate and administer payments out of the Fund.

Marsh also agreed to undertake, among other things, the following business reforms within 60 days of the date of the Settlement Agreement:

a.

Marsh will accept compensation for its services in placing, renewing, consulting on or servicing any insurance policy only by a specific fee paid by the client; or by a specific percentage commission on premium to be paid by the insurer; or a combination of both. The amount of such compensation must be fully disclosed to, and consented to in writing, by the client prior to the binding of any policy;

b.	Marsh must give clients prior notification before retaining interest earned on premiums collected on behalf of insurers;
c.	In placing, renewing, consulting on or servicing any insurance policy, Marsh will not accept from or request of any insurer any form of contingent compensation;
d.

In placing, renewing, consulting on or servicing any insurance policy, Marsh will not knowingly use wholesalers for the placement, renewal, consultation on or servicing of insurance without the agreement of its client;

e.

Prior to the binding of an insurance policy, Marsh will disclose to clients all quotes and indications sought or received from insurers, including the compensation to be received by Marsh in connection with each quote. Marsh also will disclose to clients at year-end Marsh’s compensation in connection with the client’s policy; and

f.

Marsh will implement company-wide written standards of conduct relating to compensation and will train relevant employees in a number of subject matters, including business ethics, professional obligations, conflicts of interest, anti-trust and trade practices compliance, and record keeping.

The MMC Board of Directors has established a committee of the Board to monitor compliance with the standards of conduct regarding compensation from insurers and will make quarterly reports to the Board of the results of its monitoring activity for a period of five years.

The Settlement Agreement further provides that Marsh reserves the right to request that NYAG and the NYSID modify the Settlement Agreement if compliance with any portion thereof proves impracticable. On April 28, 2005, the parties entered into Amendment No. 1 to the Settlement

Agreement, which modifies the scope of the application of the business reforms provisions with respect to MMC operations outside the United States. This amendment was included as an exhibit to MMC’s Quarterly Report on Form 10-Q dated March 31, 2005. On or about May 20, 2005, Marsh distributed notices to eligible policyholders entitled to receive a distribution of at least $10 from the settlement fund.

Though Mercer Inc. ("Mercer") was not a defendant in the NYAG Lawsuit, U.S. policyholder clients that retained Mercer to place, renew, consult on or service insurance between 2001 and 2004 that related to Mercer receiving contingent commissions or overrides are eligible to participate in the Fund.

On January 6, 2005, NYAG filed a felony complaint against former Marsh employee Robert Stearns as to which Mr. Stearns has entered a guilty plea. On February 15, 2005 and February 24, 2005, former Marsh employees Joshua Bewlay and Kathryn Winter, respectively, pled guilty to certain charges.

The Settlement Agreement does not resolve any investigation, proceeding or action commenced by NYAG or NYSID against any former or current employees of Marsh. As part of the Settlement Agreement, Marsh apologized for the improper conduct of certain employees. Marsh also agreed to continue to cooperate with NYAG and NYSID in connection with their ongoing investigations of the insurance industry, and in any related proceedings or actions. NYAG has publicly stated that additional charges and/or guilty pleas involving Marsh personnel and others are highly likely.

Related Litigations

As of June 20, 2005, numerous lawsuits have been commenced against MMC, one or more of its subsidiaries, and its current and former directors and officers, relating to matters alleged in the NYAG Lawsuit, including the following:

•

Approximately twenty putative class actions purportedly brought on behalf of policyholders are now pending in various federal courts. On February 17, 2005, the Judicial Panel on Multidistrict Litigation transferred a number of these federal cases to the District of New Jersey for coordination or consolidated pretrial proceedings (the “MDL Cases”) and a number of additional cases have since been transferred to that court. It is expected that nearly all federal putative class actions by policyholders either now pending or filed hereafter will be transferred there as well. Although no consolidated amended complaint has been filed in the MDL Cases as yet, the individual complaints in the federal cases generally have included statutory claims for violations of the Racketeering Influenced and Corrupt Organizations Act, federal and state antitrust laws and state unfair business practice laws, and common law claims for, among other things, breach of contract, fraud, breach of fiduciary duty, breach of duty of loyalty, and unjust enrichment. The complaints have sought a variety of remedies including unspecified monetary damages, treble damages, disgorgement, restitution, punitive damages, injunctive relief, an accounting, and attorneys’ fees and costs. The longest class period now alleged in the MDL Cases begins on January 1, 1994 and continues to April 27, 2005. On June 1, 2005, the Court issued a case management order requiring plaintiffs to file consolidated amended complaints by August 1, 2005.

Six similar class or representative actions are pending in state courts. Two putative class actions are pending in Canada. There are also several actions brought by individual policyholders and additional suits may be filed by other policyholders.

•

On January 21, 2005, the State of Connecticut commenced a lawsuit against Marsh challenging Marsh’s conduct in connection with the placement of a loss portfolio transfer of workers’ compensation claims for the State of Connecticut’s Department of Administrative Services. The complaint alleges that Marsh violated Connecticut’s Unfair Trade Practices Act by, among other things, failing to disclose a $50,000 payment Marsh received from the insurer in connection with the transfer. The complaint seeks remedies that include an accounting, actual and punitive damages, and the costs of investigation and conduct of the lawsuit. The State of Connecticut may amend its civil complaint against Marsh.

•

Four purported class actions on behalf of individuals and entities who purchased or acquired MMC’s publicly-traded securities during the purported class periods are pending in the United States District Court for the Southern District of New York. On January 26, 2005, the Court issued an order consolidating these complaints into a single proceeding and appointing co-lead plaintiffs and co-lead counsel to represent the purported class. On April 19, 2005, the co-lead plaintiffs filed a lengthy consolidated complaint. The consolidated complaint names MMC, Marsh, Inc., MMC’s independent registered public accounting firm and twenty present and former directors and officers of MMC and certain affiliates, as defendants. The purported class period in the consolidated complaint extends from October 14, 1999 to October 13, 2004.

The consolidated complaint alleges, among other things, that MMC inflated its earnings during the class period by engaging in unsustainable business practices based on contingent commissions. The consolidated complaint further alleges, among other things, that defendants deceived the investing public regarding MMC’s business, operations, management, and the intrinsic value of MMC’s stock, and caused the plaintiffs and other members of the purported class to purchase MMC’s securities at artificially inflated prices. The consolidated complaint further alleges that MMC failed to disclose that the revenue derived from MSA agreements with insurers was part of an unlawful scheme, which could not be sustained and which exposed the Company to significant regulatory sanctions, and that MMC failed to disclose certain alleged anti-competitive and illegal practices, such as “bid rigging” and soliciting fictitious quotes, at MMC’s subsidiaries. The consolidated complaint further alleges that MMC’s revenues and earnings would have been significantly lower had MMC’s subsidiaries not engaged in these allegedly unlawful business practices, and that MMC’s earnings were allegedly overstated because MMC failed to establish a reserve for contingent losses associated with its allegedly improper activities. The consolidated complaint further alleges that MMC misled its clients and the investing public concerning, among other things, its business ethics, its loyalty to its clients’ interests, the magnitude of its contingent commissions, and the nature of any services provided to insurers in exchange for contingent commissions. The consolidated complaint includes, among other things, factual allegations similar to those asserted in the NYAG Lawsuit. It also includes, among other things, factual allegations concerning alleged misconduct at Mercer and Putnam and alleged conflicts of interests associated with MMC Capital. The consolidated complaint includes claims for violations of Sections 10(b), 18 and 20(a) of the Securities Exchange Act of 1934 and Sections 11 and 15 of the Securities Act of 1933, based on the company’s allegedly false or incomplete disclosures. In addition, the consolidated complaint includes claims for common law fraud and deceit, negligent misrepresentation, and violations of state securities laws, which are being asserted on behalf of a subclass of municipal and state pension funds. The consolidated complaint seeks unspecified compensatory damages and attorneys’ fees.  The MMC stock price declined upon the announcement of the NYAG Lawsuit from approximately $45 per share immediately prior to such announcement to a low of $22.75 after such announcement.

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Fourteen shareholder derivative actions have been filed against MMC’s current and former directors and officers in the Court of Chancery of the State of Delaware, the United States District Court for the Southern District of New York and the New York Supreme Court for New York County. These actions allege, among other things, that current and former directors and officers of MMC breached their fiduciary duties with respect to the alleged misconduct described in the NYAG Lawsuit, are liable to MMC for damages arising from their breaches of fiduciary duty, and must contribute to or indemnify MMC for any damages MMC has suffered. Three of the shareholder derivative actions filed in the Southern District of New York have been voluntarily dismissed. The remaining five actions pending in the Southern District of New York have been or will be consolidated under the caption In re Marsh & McLennan Derivative Litigation, No. 04-Civ.-8516 (RMB) (the “Federal Derivative Action”). The five actions pending in the Court of Chancery have been consolidated under the caption In re Marsh & McLennan Derivative Litigation, C.A No. 753 (the “Delaware Derivative Action”). On April 4, 2005, the plaintiffs in the Delaware Derivative Action filed an amended and consolidated complaint that named American International Group, Inc. (“AIG”), Maurice R. Greenberg, and ACE Limited as additional defendants. The derivative action pending in the New York Supreme Court has been stayed pending resolution of the Federal Derivative Action. MMC has also received six demand letters from shareholders asking the MMC Board of Directors to take appropriate legal action against those directors and officers who are alleged to have caused damages to MMC based on the facts alleged in the NYAG Lawsuit. MMC has advised the stockholders making demands that their demands are under consideration by the MMC Board of Directors.

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Twenty purported class actions alleging violations of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") have been filed in the United States District Court for the Southern District of New York on behalf of participants and beneficiaries of the Marsh & McLennan Companies Stock Investment Plan (the "Plan"). On February 9, 2005, the Court issued an order consolidating these complaints into a single proceeding and appointing co-lead plaintiffs and lead counsel to represent the purported class. Plaintiffs filed the Consolidated Class Action Complaint on June 15, 2005, naming MMC and various current and former employees, officers and directors as defendants. The Consolidated Complaint alleges, among other things that, in view of the purportedly fraudulent bids and the receipt of contingent commissions pursuant to the Agreements, the defendants knew or should have known that the investment of the Plan's assets in MMC stock was imprudent. The Consolidated Complaint also asserts that certain defendants failed to provide the Plan's participants with complete and accurate information about MMC stock, that certain defendants responsible for selecting, removing and monitoring other fiduciaries did not comply with ERISA, and that MMC knowingly participated in other defendants' breaches of fiduciary duties. The Consolidated Complaint seeks, among other things, unspecified compensatory damages, injunctive relief and attorneys' fees and costs. The amount of Plan assets invested in MMC stock at October 13, 2004 (immediately prior to the announcement of the NYAG Lawsuit) was approximately $1.2 billion. The Consolidated Complaint alleges that during the purported class period, which extends from July 1, 2000 until January 31, 2005, MMC stock fell from $52.22 to 32.50 or 38 percent.

•	On February 23, 2005, the plaintiffs in a shareholders derivative suit pending in the Delaware Court of Chancery against the directors and officers of American International

Group, Inc. (“AIG”) filed a consolidated complaint that named MMC, Marsh, Inc., Marsh USA Inc., Marsh Global Broking Inc. (collectively, the “MMC Defendants”) and Jeffery W. Greenberg as additional defendants. This action alleges, among other things, that the MMC Defendants and Greenberg aided and abetted the current and former directors and officers of AIG in breaching their fiduciary duties to AIG with respect to AIG’s participation in the alleged misconduct described in the NYAG Lawsuit, including, but not limited to, illegal bid rigging and kickback schemes. The consolidated complaint also asserts a claim for unjust enrichment against the MMC Defendants. The consolidated complaint asserts that the MMC Defendants and Greenberg are liable to AIG for damages arising from allegedly aiding and abetting the AIG directors and officers’ breaches of their fiduciary duties, and also seeks the return of all contingent commission payments made by AIG to the MMC Defendants. In addition, on May 6, 2005, the plaintiffs in a shareholder derivative suit pending in the United States District Court for the Southern District of New York against the directors and officers of AIG filed a consolidated complaint that names MMC and Jeffrey W. Greenberg as additional defendants and asserts claims against MMC and Greenberg for allegedly aiding and abetting breaches of fiduciary duties by AIG's directors and officers and for unjust enrichment.

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On May 13, 2005, the plaintiffs in a purported securities fraud class action suit pending in the United States District Court for the Southern District of New York against Axis Capital Holdings Limited (“Axis”), and certain of its officers, filed a consolidated complaint that named MMC, among others, as an additional defendant. MMC was served with process in this suit on June 6, 2005. This purported class action is on behalf of all persons and entities that purchased or acquired Axis’s publicly traded common stock during a purported class period from August 6, 2003 to October 14, 2004. The complaint alleges violations of federal securities laws in connection with defendants’ alleged failure to disclose alleged improper business practices concerning incentive commission payments by Axis to (among others) Marsh Inc. With regard to MMC, the complaint also alleges that various entities and partnerships managed by or associated with MMC Capital Inc. sold Axis common stock to members of the purported class knowing of the alleged inflated valuation of such stock, and seeks damages for alleged violations of federal securities laws.

Related Regulatory Matters

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Following the filing of the NYAG Lawsuit, MMC and certain of its subsidiaries received notices of investigations and inquiries, together with requests for documents and information, from attorneys general, departments of insurance and other governmental entities in a number of jurisdictions (other than New York) that relate to the allegations in the NYAG Lawsuit. As of June 20, 2005, offices of attorneys general in 20 jurisdictions have issued one or more requests for information or subpoenas calling for the production of documents or for witnesses to provide testimony. Subpoenas, letters of inquiry and other information requests have been received from departments of insurance or other state agencies in 31 jurisdictions. MMC and its subsidiaries are cooperating with these requests from regulators. Also, in Australia, the Australian Securities and Investments Commission (ASIC) has requested information and documents from insurers and brokers, including Marsh, as part of an examination of brokers’ remuneration practices. It is possible that MMC or its subsidiaries could face administrative proceedings or other regulatory actions or penalties, including, without limitation, actions to revoke or suspend their insurance broking licenses.

Putnam-Related Matters

Regulatory Matters

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On November 13, 2003, the Securities and Exchange Commission (the “SEC”) issued an order accepting Putnam’s offer of settlement with respect to excessive short-term trading by certain Putnam employees in shares of the Putnam mutual funds. The SEC’s order contained findings of fact, which Putnam neither admitted nor denied, that Putnam had violated the Investment Advisers Act of 1940 and the Investment Company Act of 1940. The order included a final censure, remedial undertakings, and a requirement that Putnam cease and desist from engaging in certain practices. The SEC found that certain former Putnam investment management employees had engaged in excessive short-term trading of Putnam mutual funds in their personal accounts and that Putnam had failed (a) to disclose this trading activity to the Putnam mutual funds’ Trustees or shareholders, (b) to take adequate steps to detect and deter such trading activity and (c) to adequately supervise these former employees. Under the terms of the order, Putnam agreed to a number of remedial compliance actions and agreed that an independent assessment consultant would be engaged to determine the amount of restitution that Putnam would be required to pay in order to make mutual fund investors whole for losses attributable to such excessive short-term trading. On April 8, 2004, the SEC issued a supplemental order pursuant to which Putnam was required to pay $5 million in restitution and a civil monetary penalty of $50 million. The supplemental order also provided that if the amount of restitution calculated by the independent assessment consultant under the SEC order exceeded $10 million, Putnam would be responsible for paying the excess.

On April 8, 2004, the Commonwealth of Massachusetts (the "Massachusetts Securities Division") entered a Consent Order in final settlement of charges filed against Putnam and two of its employees alleging violations of the state’s securities law anti-fraud provisions. The Consent Order included a cease and desist order and required Putnam to pay $5 million in restitution and an administrative fine of $50 million. The Consent Order provided for an independent assessment consultant to be engaged to calculate the appropriate amount of restitution to shareholders, and that if the amount of restitution calculated by the independent assessment consultant under the Massachusetts order exceeded $15 million, Putnam would be responsible for paying the excess.

On March 3, 2005, the independent assessment consultant issued his assessment reports under the SEC and the Massachusetts orders. He concluded that $108.5 million was the total amount of restitution payable by Putnam to fund shareholders. Putnam will pay $25 million of this amount from the amounts previously made available for restitution under the SEC and Massachusetts orders, and recorded a charge for the additional $83.5 million in the 4th quarter of 2004. In addition to the $108.5 million in restitution, Putnam fund shareholders will receive a distribution of $45 million from the civil penalty Putnam previously paid to the SEC. The independent assessment consultant appointed under the SEC and Massachusetts Orders was also appointed as the independent distribution consultant under both Orders, and is developing a plan that will provide for the distribution of these restitution amounts to Putnam fund shareholders. Putnam will incur additional costs in connection with implementing the distribution plan.

In a separate action, the SEC is seeking an injunction against two of the former investment management employees referenced above.

In late 2003 and continuing through Spring of 2005, Putnam received document subpoenas and/or requests for information from the United States Attorney for the District of Massachusetts, the National Association of Securities Dealers, the U.S. Department of Labor (the “Department of Labor”), the Florida Department of Financial Services, the Offices of the Secretary of State and the State Auditor for the State of West Virginia, the Connecticut Department of Banking, and certain other state regulatory and enforcement authorities inquiring into, among other things, the matters that were the subject of the proceedings by the SEC and the Massachusetts Securities Division as described above.

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On March 23, 2005, Putnam entered into a settlement with the SEC resolving its inquiry into Putnam’s alleged failure to fully and effectively disclose a former brokerage allocation practice to the Trustees and shareholders of Putnam’s mutual funds. This practice, which Putnam ceased as of January 1, 2004, involved allocating a portion of the brokerage on mutual fund portfolio transactions to certain broker-dealers who sold shares of Putnam mutual funds. Under the settlement order, Putnam has paid a civil penalty of $40 million and disgorgement of $1 to the SEC which was recorded in 2004. These amounts subsequently will be distributed to certain Putnam funds pursuant to a plan of distribution that has been submitted for approval by the SEC. As part of the settlement, Putnam neither admitted nor denied any wrongdoing.

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In the Spring of 2004, Putnam received document requests and subpoenas from the Massachusetts Securities Division, the Office of the New York State Attorney General, the SEC, and the Department of Labor relating to plan expense reimbursement agreements between Putnam and certain multi-employer deferred compensation plans that are Putnam clients, and also relating to Putnam's relationships with consultants retained by multi-employer deferred compensation plans. The Massachusetts Securities Division has taken testimony from a number of Putnam employees relating to these matters.

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The Enforcement Staff of the SEC’s Boston Office is investigating certain matters that arose in the defined contribution plan administration business formerly conducted by Putnam Fiduciary Trust Company (“PFTC”). Putnam also has received requests for information about certain of these matters from the Massachusetts Securities Division and the Department of Labor. One of the matters relates to the manner in which certain operational errors were corrected in connection with a January 2001 transfer and investment of assets on behalf of a 401(k) defined contribution plan. The manner in which these errors were corrected affected the plan and five of the Putnam mutual funds in which certain plan assets were invested. Putnam has made restitution to the plan and the affected funds. Putnam also has made a number of personnel changes, including replacing senior managers, and has implemented changes in procedures. A second matter relates to the source and use of funds paid to a third-party vendor by PFTC in exchange for information consulting services. Putnam has re-processed the payment of these consulting expenses in accordance with Putnam’s corporate expense payment procedures.

On or about September 9, 2004, the SEC issued a Formal Order directing an investigation into the two matters described above and designating officers to take testimony in furtherance of this investigation. In addition, on or about September 29, 2004, the Examination Staff of the SEC’s Boston District Office communicated to Putnam and to the Board of Trustees of the Putnam mutual funds the Examination Staff’s belief that Putnam and certain of its employees may have violated certain provisions of federal law in connection with these two matters. The Examination Staff has requested that Putnam provide additional information regarding these matters and a description of the steps Putnam has taken or intends to take with respect to these matters, and Putnam has undertaken to do so in connection with the Enforcement Staff’s ongoing investigation. It is possible that the Enforcement Staff may take enforcement action with respect to these matters.

During the course of the SEC's investigation of these matters, issues have arisen relating to the calculation of certain amounts paid by the Putnam mutual funds in previous years. The previous payments were cost reimbursements by the Putnam mutual funds to Putnam for transfer agent services relating to defined contribution operations. These issues are being reviewed by Putnam and the Trustees of the Putnam mutual funds, and, pending the completion of this review, Putnam has recorded a charge of $30 million for the estimated cost that it believes will be necessary to address these issues.

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On October 6, 2004 the Department of Labor indicated its preliminary belief that Putnam may have violated certain provisions of ERISA related to investments by the Putnam Profit Sharing Retirement Plan and certain discretionary ERISA accounts in Putnam mutual funds that pay 12b-1 fees. Putnam has made a written submission to the Department of Labor addressing these issues. Putnam has also responded to requests for information from the Department of Labor regarding PFTC’s treatment of gains generated by transaction processing errors made by PFTC in connection with its administration of defined contribution plans. New procedures for handling such gains have been implemented and Putnam has made restitution to certain plans pursuant to a methodology that has been disclosed to the Department of Labor. The amount of this restitution was substantially covered by the reserves set aside in prior periods.

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Since December 2003, Putnam has received various requests for information from the Department of Labor regarding the Putnam Profit Sharing Retirement Plan, including requests for information relating to (i) Plan governance, (ii) Plan investments, including investments in MMC stock, (iii) the purported ERISA class actions relating to MMC's receipt of contingent commissions and other matters, which are discussed above, (iv) the market timing-related “ERISA Actions,” which are discussed below; and (v) the suspensions of trading in MMC stock imposed by Putnam on its employees in October and November 2004.

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Commencing on March 5, 2002, PFTC received a number of document requests, subpoenas for the production of documents or testimony and requests for interviews from the Department of Labor relating to PFTC’s role as the directed trustee of certain Global Crossing retirement accounts.

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The Fort Worth office of the SEC has stated that it does not believe that the previous structure of the Putnam Research Fund’s investment management fee, which included a performance component in addition to a base fee, fully complied with SEC regulations concerning performance fees. Putnam is currently engaged in discussions with the enforcement staff of the SEC’s Fort Worth office regarding, among other things, adjustments to the fee structure. Retroactive application of such adjustments over the period since April 1, 1997 (the period during which the performance fee has been in effect) would result in a reduction in aggregate management fees for that period. In the fourth quarter of 2004 Putnam recorded a reserve of approximately $2 million for this matter.

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Starting in May 2004, Putnam received and responded to requests for information from the Washington staff of the SEC’s Office of Compliance Inspections and Examinations as part of an SEC sweep concerning closed-end fund distributions. On April 13, 2005, Putnam received a follow-up request from the Division of Enforcement concerning the same subject matter and Putnam has responded.

Putnam is fully cooperating with the regulatory authorities in connection with these matters.

"Market-Timing" Related Litigation. As of June 20, 2005, MMC and Putnam had received complaints in over 70 civil actions based on allegations of "market-timing" and in some cases “late trading” activities. These actions were filed in courts in various states. All of the actions filed in federal court have been transferred, along with actions against other mutual fund complexes, to the United States District Court for the District of Maryland for coordinated or consolidated pretrial proceedings. The lead plaintiffs in those cases filed consolidated amended complaints on September 29, 2004. MMC and Putnam have moved to dismiss the various complaints pending in federal court in Maryland, which are described below:

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MMC and Putnam, along with certain of their former officers and directors, have been named in a consolidated amended class action complaint (the “MMC Class Action”) purportedly brought on behalf of all purchasers of the publicly-traded securities of MMC between January 3, 2000 and November 3, 2003 (the “Class Period”). In general, the MMC Class Action alleges that the defendants, including MMC, allowed certain mutual fund investors and fund managers to engage in market-timing in the Putnam family of funds. The complaint further alleges that this conduct was not disclosed until late 2003, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaint alleges that, as a result of defendants’ purportedly misleading statements or omissions, MMC’s stock traded at inflated levels during the Class Period. The suit seeks unspecified damages and equitable relief.

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MMC and Putnam have also been named as defendants in a consolidated amended complaint filed on behalf of a putative class of investors in certain Putnam funds, and in another consolidated amended complaint in which certain fund investors purport to assert derivative claims on behalf of all Putnam funds. These suits seek to recover unspecified damages allegedly suffered by the funds and their shareholders as a result of purported market-timing and late-trading activity that allegedly occurred in certain Putnam funds. The derivative suit seeks additional relief, including termination of the investment advisory contracts between Putnam and the funds, cancellation of the funds’ 12b-1 plans and the return of all advisory and 12b-1 fees paid by the funds over a certain period of time. In addition to MMC and Putnam, various Putnam affiliates, certain trustees of Putnam funds, certain present and former Putnam officers and employees, and persons and entities that allegedly engaged in or facilitated market-timing or late trading activities in Putnam funds are named as defendants. The complaints allege violations of Sections 11, 12(a), and 15 of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, Sections 36(a) and (b), 47 and 48(a) of the Investment Company Act of 1940, and Sections 206 and 215 of the Investment Advisers Act, as well as state law claims for breach of fiduciary duty, breach of contract, unjust enrichment and civil conspiracy. Putnam has also been named as a defendant in its capacity as a sub-advisor to a non-Putnam fund in a class action suit pending in the District of Maryland against another mutual fund complex.

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A consolidated amended complaint asserting shareholder derivative claims has been filed, purportedly on behalf of MMC, against current and former members of MMC’s Board of Directors, two of Putnam’s former officers, and MMC as a nominal defendant

(the “MMC Derivative Action”). The MMC Derivative Action generally alleges that the members of MMC’s Board of Directors violated the fiduciary duties they owed to MMC and its shareholders as a result of a failure of oversight of market-timing in Putnam mutual funds. The MMC Derivative Action alleges that, as a result of the alleged violation of defendants’ fiduciary duties, MMC suffered damages. The suit seeks unspecified damages and equitable relief. MMC has also received two demand letters from stockholders asking the MMC Board of Directors to take action to remedy alleged breaches of duty by certain officers, directors, trustees or employees of MMC or Putnam, based on allegations of market timing in the Putnam funds. The first letter asked to have the Board of Trustees of the Putnam Funds, as well as the MMC Board, take action to remedy those alleged breaches of fiduciary duty. The second letter demanded that the Company commence legal proceedings against the MMC directors, the senior management of Putnam, the Putnam Trustees and MMC’s auditor to remedy those alleged breaches of fiduciary duty.

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MMC, Putnam, and various of their current and former officers, directors and employees have been named as defendants in two consolidated amended complaints that purportedly assert class action claims under ERISA (the "ERISA Actions"). The ERISA Actions, which have been brought by participants in MMC's Stock Investment Plan and Putnam's Profit Sharing Retirement Plan, allege, among other things, that, in view of the market-timing trading activity that was allegedly allowed to occur at Putnam, the defendants knew or should have known that the investment of the plans' funds in MMC stock and Putnam's mutual fund shares was imprudent and that the defendants breached their fiduciary duties to the plan participants in making these investments. The ERISA actions seek unspecified damages, as well as equitable relief including the restoration to the plans of all profits the defendants allegedly made through the use of the plans’ assets, an order compelling the defendants to make good to the plans all losses to the plans allegedly resulting from defendants’ alleged breaches of their fiduciary duties, and the imposition of a constructive trust on any amounts by which any defendant allegedly was unjustly enriched at the expense of the plans.

Putnam has agreed to indemnify the Putnam funds for any liabilities arising from market-timing activities, including those that could arise in the above securities litigations, and MMC has agreed to guarantee Putnam's obligations in that regard.

Other Putnam Litigation

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MMC, Putnam Investment Management, LLC and Putnam Retail Management Limited Partnership have been sued in the United States District Court for the District of Massachusetts for alleged violations of Section 36(b) of the Investment Company Act of 1940 in connection with the receipt of purportedly excessive advisory and distribution fees paid by the nine mutual funds in which plaintiffs purportedly owned shares. Plaintiffs seek, among other things, to recover the advisory and distribution fees paid to defendants by those funds beginning one year prior to the filing of the complaint, rescission of the management and distribution agreements between defendants and the funds, and a prospective reduction in fees. On August 13, 2004, defendants filed a motion to dismiss the complaint for failure to state a claim for relief. By order dated March 28, 2005, the Court granted the motion in part and denied it in part. Plaintiffs served an amended complaint on April 4, 2005. On April 21, 2005, defendants filed an answer denying the material allegations of the complaint and asserting affirmative defenses.

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Putnam has also been notified by certain former institutional clients that they are considering possible claims relating to certain alleged disclosure failures, misrepresentations and purported breaches of investment management agreements. Putnam believes these claims are without merit, and is engaged in a process to seek third party resolution of certain of these claims.

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Putnam may be subject to employment-related claims by former employees who left Putnam in connection with various regulatory inquiries, including claims relating to deferred compensation. A former Putnam senior executive has notified Putnam of his intention to initiate an arbitration proceeding against Putnam arising from the circumstances of his separation from Putnam.  To date, no such action has been commenced.

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Commencing on July 9, 2004, PFTC, as well as Cardinal Health and a number of other Cardinal-related fiduciaries, were named as defendants in a litigation pending in the United States District Court for the Southern District of Ohio relating to the allegedly imprudent investment of retirement plan assets in Cardinal stock in the Cardinal Health Profit Sharing, Retirement and Savings Plan and its predecessor plans.  PFTC was a directed trustee of this plan.  Plan participants have sued, alleging that plan assets were imprudently invested in Cardinal stock when the market price of Cardinal stock was artificially inflated and the plan fiduciaries failed to disclose material information necessary for participants to make informed decisions concerning investments in such stock.  A consolidated and amended complaint was filed April 29, 2005.

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A number of Putnam mutual funds have been named as defendants in a purported class action brought on behalf of certain holders of the funds' Class B shares who either (i) held such shares and were subject to certain contingent deferred sales charges ("CDSC's") as of October 28, 2003, or (ii) were assessed a CDSC for redeeming such shares on or after October 28, 2003. Plaintiff alleges that Putnam engaged in misconduct constituting a breach of contract and breach of the covenant of good faith and fair dealing with purported class members by allowing market timing. Plaintiff seeks, among other things, actual damages or statutory damages of $25 for each class member (whichever is greater) and relief from paying a CDSC for redeeming Class B shares.

Other Governmental Inquiries

On June 13, 2005, the European Commission announced its intention to commence an investigation (a so-called sector inquiry) into competition in the financial services sector. In announcing the investigation, the Commission stated, among other things: “The Commission is concerned that in some areas of business insurance (the provision of insurance products and services to businesses) competition may not be functioning as well as it could.. . Insurance and reinsurance intermediation will also be part of the inquiry.”

On May 19, 2005, the SEC issued a subpoena to MMC relating to certain loss mitigation insurance and reinsurance products. The SEC had previously issued a subpoena to MMC in early 2003 relating to loss mitigation products. MMC and its subsidiaries have received similar inquiries from regulators and other authorities in several states. On April 18, 2005, the Office of Insurance Regulation in the State of Florida issued a subpoena to Guy Carpenter & Company, Inc. concerning certain reinsurance products. On May 4, 2005, the Office of Insurance and Safety Fire Commissioner in the State of Georgia issued a subpoena to MMC that requested, among other things, information relating to finite insurance placements. On May 23, 2005, the Office of the Attorney General in the State of Connecticut issued a subpoena to MMC concerning finite insurance. MMC and its subsidiaries are cooperating with these and other informal inquiries.

Separately, the SEC is examining the practices, compensation arrangements and disclosures of consultants that provide services to sponsors of pension plans or other market participants, including among other things, practices with respect to advice regarding the selection of investment advisors to manage plan assets. On March 22, 2005, Mercer Investment Consulting, Inc. (Mercer IC) received a letter from the SEC outlining its findings and requesting that Mercer IC improve certain disclosures and procedures. On April 22, 2005, Mercer IC responded to that letter, indicating that it had made or will make the improvements requested by the SEC. On March 31, 2005, Mercer IC received a separate letter from the Boston office of the Enforcement Division of the SEC requesting additional information. Mercer IC has responded to this request and continues to cooperate fully with the SEC.

MMC, Putnam and Mercer have been advised by the Boston Office of the SEC that it is conducting an informal investigation of a former program pursuant to which companies within the MMC group referred business to one another and received compensation for such referrals. In connection with this investigation, MMC, Putnam and Mercer have received requests for information from the SEC and are fully cooperating.

On February 10, 2005, Mercer IC received a letter from the West Virginia Securities Commission seeking documents relating to services provided by Mercer IC to the State of West Virginia and its Public Retirement System. Mercer is cooperating fully with this request.

On February 8, 2005 the Department of Labor served a subpoena on MMC seeking documents pertaining to services provided by MMC subsidiaries to employee benefit plans, including but not limited to documents relating to how such subsidiaries have been compensated for such services. The request also seeks information concerning market service agreements and the solicitation of bids from insurance companies in connection with such services. MMC is fully cooperating with the Department of Labor.

On January 6, 2005, MMC received a request for information from the Pension Benefit Guaranty Corporation (the "PBGC"). The PBGC requested information regarding the funded status of the Marsh & McLennan Companies, Inc. Retirement Plan and certain financial and business developments at MMC since the filing of the complaint by the NYAG. MMC is cooperating with the PBGC's request for information.

On or about March 25, 2004, and January 6, 2005, Mercer received requests for documents and testimony from the U.S. Department of Justice in connection with an industry-wide investigation of potential anti-competitive agreements or understandings among providers of actuarial consulting services relating to limitations of liability and other contractual terms or conditions of engagement. Mercer is cooperating fully with this investigation.

On December 21, 2004, MMC received a request for information pursuant to a formal investigation commenced by the SEC. The request for information seeks documents concerning related-party transactions of MMC or MMC subsidiaries in which transactions a director, executive officer or 5% stockholder of MMC had a direct or indirect material interest. On April 29, 2005, MMC received a subpoena from the SEC broadening the scope of the original request. MMC is fully cooperating in the investigation.

Other Matters

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MMC and its subsidiaries are subject to numerous other claims, lawsuits and proceedings in the ordinary course of business. Such claims and lawsuits consist principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering investment and consulting services. Some of these matters seek damages, including punitive damages, in amounts that could, if assessed, be significant. To the extent insurance coverage is available, the terms of any applicable coverage vary by policy year, but the Company's self insured retention has increased substantially over the past several years. MMC utilizes actuarial estimates and case level reviews to set loss reserves on the self-insured portion of its potential exposure in these cases. To the extent that expected losses exceed MMC’s self-insured retention, an asset is recorded for the estimated amount recoverable, if any, under its insurance programs.

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On February 7, 2005, Olwyco LLC (“Olwyco”) commenced a lawsuit in the United States District Court for the Southern District of New York, against MMC, Mercer Management Consulting, Inc. (“Mercer Management”), and four former directors (the “Federal Lawsuit”). The Federal Lawsuit alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, breach of representations and warranties, breach of contract, and unjust enrichment. These claims arose from a February 21, 2003 agreement in which Mercer agreed to purchase substantially all of Olwyco’s assets and, as part of the consideration, to transfer to Olwyco — in April of 2005, 2006 and 2007 — shares of MMC stock. Olwyco alleged that the price of MMC stock at the time of the agreement was inflated artificially as a result of a failure to disclose alleged violations of law that later became the subject of the NYAG Lawsuit and the Putnam “Market-Timing” litigation. Olwyco alleged that it would receive substantially less than the agreed-upon purchase price and that it has been damaged in an amount not less than $70 million, exclusive of attorneys’ fees and costs. Olwyco voluntarily dismissed the Federal Lawsuit without prejudice on March 22, 2005, and filed a new complaint in New York State Supreme Court, County of New York, the same day (the “State Lawsuit”). The State Lawsuit, which names MMC, Mercer Management and Mercer Inc. as defendants, asserts claims for breach of representations and warranties, breach of contract, breach of guarantee, fraud, and unjust enrichment, which are predicated on the same underlying conduct alleged in the Federal Lawsuit. Defendants’ motion to dismiss is pending in the State Lawsuit.

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As part of the combination with Sedgwick, MMC acquired several insurance underwriting businesses that were already in run-off, including River Thames Insurance Company Limited (“River Thames”), which MMC sold in 2001. Sedgwick guaranteed payment of claims on certain policies underwritten through the Institute of London Underwriters (the “ILU”) by River Thames (such guarantee being hereinafter referred to as the “ILU Guarantee”). The policies covered by the ILU Guarantee are reinsured up to £40 million by a related party of River Thames. Payment of claims under the reinsurance agreement is collateralized by segregated assets held in a trust. As of December 31, 2004, the reinsurance coverage exceeded the best estimate of the projected liability of the policies covered by the ILU Guarantee. To the extent River Thames or the reinsurer is unable to meet its obligations under those policies; a claimant may seek to recover from MMC under the guarantee.

•

From 1980 to 1983, MMC owned indirectly the English & American Insurance Company (“E&A”), which was a member of the ILU. The ILU required MMC to guarantee a portion of E&A’s obligations. After E&A became insolvent in 1993, the ILU agreed to discharge the guaranty in exchange for MMC’s agreement to post an evergreen letter of credit that is available to pay claims on E&A policies issued through the ILU and incepting between July 3, 1980 and October 6, 1983. A representative of the ILU has indicated that potentially significant claims could be made in the coming months against the letter of credit.

The proceedings described in this Note 15 on Claims, Lawsuits and Other Contingencies seek significant monetary damages and other forms of relief. Where a loss is both probable and reasonably estimable, MMC has established reserves in accordance with SFAS No. 5, “Accounting for Contingencies”. Except as specifically set forth above, MMC's management is unable, at the present time, to provide a reasonable estimate of the range of possible loss attributable to the foregoing proceedings or the impact they may have on MMC's consolidated results of operations or financial position (over and above MMC’s existing loss reserves) or MMC’s cash flows (to the extent not covered by insurance). The principal reasons for this are that many of these cases, particularly the matters related to “market service revenue” and “market-timing”, are in their early stages, the sufficiency of the complaints has not yet been tested in most of the cases, and, in many of the cases, only limited discovery, if any, has taken place. Thus, at this time, it is not possible to reasonably estimate the possible loss or range of loss on these matters. Adverse determinations in one or more of the matters discussed above could have a material impact on the Company's financial condition or the results of the Company's operations in a future period.

16. Segment Information

MMC’s organization structure and segment reporting is based on the types of services provided.

Effective January 1, 2005, MMC established a new reportable segment; Risk Consulting and Technology.

Results are now reported in four segments:

•	Risk and Insurance Services, comprising risk management and insurance broking (Marsh), Reinsurance broking and services (Guy Carpenter), and related insurance services;
•	Risk Consulting and Technology (Kroll);
•	Consulting, including Mercer Human Resource Consulting and Mercer’s Specialty Consulting businesses; and
•	Investment Management (primarily Putnam).

MMC has reclassified prior year amounts to reflect organizational changes that effected MMC’s reportable segments. The following changes are reflected in the 2004 segment data presented below:

Risk Consulting and Technology, a new reportable segment, includes Kroll, Inc., which was acquired by MMC in July 2004 and portions of the risk consulting business previously managed by Marsh. Services related to the business previously managed by Marsh include: forensic accounting and litigation support; business continuity management; mass tort and complex liability mitigation; and comprehensive data services for the management of insurance, claims and legal data.

Putnam’s defined contribution administration business was transferred from Putnam

(Investment Management) to Mercer Human Resource Consulting (Consulting). Approximately 75% of the revenues earned by Mercer HR from this transferred business are paid by Putnam. Putnam receives fees for investment management and administrative services, which are recorded as revenue. A fee related to administrative services is recorded as an expense by Putnam and as revenue by Mercer HR. The inter-company revenue and expense are eliminated in consolidation. Corporate eliminations for 2004 reflect the additional inter-company revenue and expense resulting from the transfer of this business.

The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. The information below has been amended to reflect MMC’s revised segment reporting structure. Revenues are attributed to geographic areas on the basis of where the services are performed. Segment performance is evaluated based on segment operating income, which includes investment income and losses, attributable to each segment, directly related expense, minority interest, and charges or credits related to integration and restructuring but excludes corporate expenses.

Selected information about MMC's operating segments and geographic areas of operation follow:

For the Years Ended							Depreciation
December 31, (In millions of dollars)	Revenue		Operating Income		Total Assets		and Amortization	Capital Expenditures

2004-
Risk and Insurance Services	$ 6,881	(a)	$ 187		$10,213		$231	$237
Risk Consulting & Technology	505		65		2,284		33	21
Consulting	3,259		322		3,246	(d)	99	55
Investment Management	1,710		98		2,038		79	49

Total Operating Segments	$ 12,355		$ 672		$17,781		$442	$362

Corporate/Eliminations	(196)	(b)	(24)	(c)	556	(e)	14	14

Total Consolidated	$ 12,159		$648		$18,337		$456	$376

2003-
Risk and Insurance Services	$ 6,774	(a)	$ 1,744		$ 9,625		$203	$281
Risk Consulting & Technology	91		7		--		--	--
Consulting	2,921		357		2,940	(d)	89	70
Investment Management	1,955		503		2,303		87	45

Total Operating Segments	$ 11,741		$ 2,611		$14,868		$379	$396

Corporate/Eliminations	(197	)(b)	(115)	(c)	185	(e)	12	40

Total Consolidated	$ 11,544		$ 2,496		$15,053		$391	$436

2002-
Risk and Insurance Services	$ 5,864	(a)	$1,500		$ 8,571		$183	$257
Risk Consulting & Technology	46		(10)		--		--	--
Consulting	2,567		324		2,220	(d)	74	66
Investment Management	2,120		562		2,062		92	69

Total Operating Segments	$ 10,597		$ 2,376		$12,853		$349	$392

Corporate/Eliminations	(209	)(b)	(102)	(c)	1,002	(e)	10	31

Total Consolidated	$ 10,388		$ 2,274		$13,855		$359	$423

(a) Includes interest income on fiduciary funds ($130 million in 2004, $114 million in 2003 and $118 million in 2002).

(b) Represents elimination of intercompany revenue among segments.

(c) Details provided in the chart below.

(d) Total consulting assets are higher than previously reported in 2004 due to the Investment in Delta held by Human Resource Consulting not eliminated after the split of the two consulting product lines. Offset included in Corporate/Eliminations.

(e) Corporate assets primarily include unallocated goodwill, insurance recoverables, prepaid pension and a portion of MMC's headquarters building.

A reconciliation of segment operating income to operating income in the Consolidated Statements of Income is as follows:

(In millions of dollars)	2004	2003	2002

Income Before Income Taxes and Minority Interest:
Total segment operating income	$ 672	$ 2,611	$ 2,376
Corporate expense	(39)	(140)	(123)
Reclassification of minority interest	15	25	21

Operating income	$ 648	$ 2,496	$ 2,274

Operating Segment Revenue by Product is as follows:

(In millions of dollars)	2004	2003	2002

Risk & Insurance Services
Risk Management and Insurance Broking	$ 4,994	$ 5,048	$ 4,348
Reinsurance Broking and Services	859	836	669
Related Insurance Services	1,028	890	847

Total Risk & Insurance Services	6,881	6,774	5,864

Risk Consulting & Technology	505	91	46

Consulting
Human Resource Consulting	2,328	2,164	2,016
Specialty Consulting	772	612	410

	3,100	2,776	2,426
Reimbursed Expenses	159	145	141

Total Consulting	3,259	2,921	2,567

Investment Management	1,710	1,955	2,120

Total Operating Segments	$ 12,355	$ 11,741	$ 10,597

Corporate/Eliminations	(196)	(197)	(209)

Total	$ 12,159	$ 11,544	$ 10,388

Information by geographic area is as follows:

(In millions of dollars)	2004	2003	2002

Geographic Area:
External Revenue -
United States	$ 7,431	$ 7,524	$ 7,162
United Kingdom	2,083	1,760	1,499
Continental Europe	1,456	1,241	950
Other	1,385	1,216	986

	$ 12,355	$ 11,741	$ 10,597

Corporate/Eliminations	(196)	(197)	(209)

	$ 12,159	$ 11,544	$ 10,388

Fixed Assets -
United States	$ 906	$ 921	$ 914
United Kingdom	308	308	261
Continental Europe	85	78	64
Other	88	82	69

	$ 1,387	$ 1,389	$ 1,308

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Marsh & McLennan Companies, Inc.:

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As reflected in Notes 1, 5, and 16, the accompanying segment data and the related disclosures have been restated as a result of the establishment of a new reportable segment and the transfer of several lines of business between segments. As reflected in Note 15, the Claims, Lawsuits and other Contingencies disclosure has been updated for changes in matters subsequent to the original report date.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York

March 7, 2005

(June 20, 2005 as to Notes 1, 5, 15, and 16)

Marsh & McLennan Companies, Inc. and Subsidiaries
SELECTED QUARTERLY FINANCIAL DATA AND SUPPLEMENTAL INFORMATION (UNAUDITED)

				Net Income Per Share (a)		Dividends
(In millions of dollars, except per share figures)	Revenue	Operating Income	Net Income	Basic	Diluted	Paid Per Share

2004:
First quarter	$ 3,196	$ 773	$ 446	$.85	$.83	$.31
Second quarter	3,028	632	389.75		.73	.31
Third quarter	2,950	128	21.04		.04	.34
Fourth quarter	2,985	(885)	(680)	(1.29)	(1.29)	.34

	$12,159	$ 648	$ 176	$.33	$.33	$ 1.30

2003:
First quarter	$ 2,844	$ 717	$ 443	$.83	$.81	$.28
Second quarter	2,854	599	365.68		.66	.28
Third quarter	2,823	593	357.67		.65	.31
Fourth quarter	3,023	587	375.71		.69	.31

	$11,544	$ 2,496	$ 1,540	$ 2.89	$ 2.81	$ 1.18

2002:
First quarter	$ 2,619	$ 687	$ 418	$.76	$.73	$.265
Second quarter	2,601	565	336.62		.60	.265
Third quarter	2,540	512	299.56		.55	.28
Fourth quarter	2,628	510	312.58		.57	.28

	$10,388	$ 2,274	$ 1,365	$ 2.52	$ 2.45	$ 1.09

(a) Net income per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income per share amounts does not equal the total for the year in 2004.

All per share amounts have been restated for a two-for-one stock distribution of MMC common stock, which was issued as a stock dividend on June 28, 2002.

As of February 25, 2005, there were 11,067 stockholders of record.